Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

WOODGRAIN INC.,

HBP MERGER SUB, INC.

AND

HUTTIG BUILDING PRODUCTS, INC.

DATED AS OF MARCH 20, 2022

Annexes

Annex I - Conditions to the Offer

Exhibits

Exhibit A - Form of Surviving Corporation Certificate of Incorporation

Exhibit B - Form of Surviving Corporation Bylaws

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER dated as of March 20, 2022 (this “Agreement”) is made and entered into among Woodgrain Inc., an Oregon corporation (“Parent”), HBP Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Huttig Building Products, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, it is proposed that Parent acquire all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company.

WHEREAS, in furtherance of such acquisition, Merger Sub will make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of Common Stock at a price of $10.70 per share, net to each selling holder of shares of Common Stock in cash, without interest, less any amount required to be withheld therefrom in accordance with applicable law as provided in this Agreement (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, concurrently with this Agreement, stockholders comprising the directors and executive officers of the Company are entering into tender and support agreements (the “Tender and Support Agreements”) under which they have agreed, among other things, to tender their shares in the Offer.

WHEREAS, as soon as practicable following consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent, and each share of Common Stock outstanding immediately prior to the effective time of the Merger, except as otherwise provided in this Agreement, will be converted into the right to receive an amount equal to the Offer Price.

WHEREAS, the Merger will be effected pursuant to Section 251(h) of the Delaware General Corporation Law, as amended (the “DGCL”).

WHEREAS, the Board of Directors of the Company has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger (collectively, the “Contemplated Transactions”), are fair to and in the best interests of the Company and its stockholders, (b) declared it advisable for the Company to enter into this Agreement, (c) approved the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions, (d) resolved that the Merger will be effected pursuant to Section 251(h) of the DGCL and (e) resolved to recommend that the holders of Common Stock accept the Offer and tender their shares of Common Stock pursuant to the Offer on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have (a) declared it advisable for Parent and Merger Sub to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Contemplated Transactions.

WHEREAS, the Company, Parent and Merger Sub desire to make and enter into certain representations, warranties, covenants and agreements in connection with this Agreement and to prescribe certain conditions to the consummation of the Contemplated Transactions.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

AGREEMENT

ARTICLE I

DEFINED TERMS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Acceptable Nondisclosure Agreement” means a written nondisclosure or confidentiality agreement between the Company and another Person that (a) contains confidentiality, non-use and other provisions applicable to such Person and its Affiliates and Representatives no less restrictive on the other party than the provisions contained in the Nondisclosure Agreement (except that such agreement will not be required to contain “standstill” provisions) and (b) does not contain any provision that would prevent the Company from performing and complying with its obligations under this Agreement, including the Company’s obligations to provide any disclosure to Parent required pursuant to Section 7.2.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person, whether or not subject to conditions, relating to any transaction or series of transaction involving any direct or indirect (a) merger, share exchange, joint venture, partnership, business combination or consolidation, or any similar transaction involving the Company or any of its Subsidiaries, (b) sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition or transaction, assumption or disposition of 20 percent or more (based on fair market value) of the consolidated net revenues, net income or assets, including any Securities of the Company’s Subsidiaries, of the Company and its Subsidiaries, taken as a whole, (c) purchase, share issuance, tender offer, exchange offer or other acquisition or transaction (including by way of merger, share exchange, joint venture, partnership, business combination, consolidation or otherwise) that if consummated would result in the Beneficial Ownership by any Person of Securities representing 20 percent or more of the outstanding Common Stock or any other class of voting Securities of the Company or of the outstanding securities of any class of Securities of any of the Company’s Subsidiaries or (d) recapitalization, reorganization, liquidation, dissolution or any other similar transaction involving the Company or any of its Subsidiaries; provided that the term “Acquisition Proposal” will not include the Contemplated Transactions or any of the other transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or executor or otherwise.

“Beneficial Owner” means, with respect to a Security, any Person that, directly or indirectly, through any Contract, relationship or otherwise (a) has or shares (i) the power to vote, or to direct the voting of, such Security, (ii) the power to dispose of, or to direct the disposition of, such Security or (iii) the ability to profit or share in any profit derived from a transaction in such Security or (b) would otherwise be considered the “beneficial owner” of such Security in accordance with Rule 13d-3 under the Exchange Act. The term “Beneficial Ownership” will be construed accordingly.

“Benefit Plan” means any employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, Equity Right, Stock Plan, termination indemnity, redundancy, change in control, performance, retention, severance or termination pay, holiday pay, sick pay, workers’ compensation, vacation pay, fringe benefit, educational assistance, housing assistance, relocation or expatriate, moving expense reimbursement, hospitalization or other medical, life, disability, welfare benefit or other insurance, supplemental unemployment benefits, profit-sharing, pension, superannuation or retirement plan, program or contract, Tax gross-up or Tax indemnity contract and each other employee benefit plan, program or contract (including employment contract), whether written or oral, currently sponsored, maintained or contributed to or required to be contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate of the Company or any of its Subsidiaries, for the benefit of any current or former director, officer or employee of the Company or any of its Subsidiaries, in respect of which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any obligation to contribute or other liability but excluding any Multiemployer Plan and any plan mandated by and maintained solely pursuant to applicable Law.

“Board of Directors” means the board of directors or equivalent governing body of a specified Person.

“Business Day” means any day, except Saturday or Sunday, on which commercial banks are not required or authorized to close in New York, New York, St. Louis, Missouri, or Dover, Delaware.

“Change” means a change, occurrence, circumstance, condition, event, effect, development or state of facts.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Constituent Documents” means, with respect to any entity, its certificate or articles of incorporation, bylaws and any similar charter, shareholders, shareholders’ rights, limited liability company, limited partnership, joint venture or similar agreement, or other organizational or governing documents of such entity.

“Contract” means any contract, agreement, lease, sublease, license, sublicense, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant or other legally binding arrangement, in each case, whether written or oral and whether one or a series of related Contracts, but excluding any Benefit Plan.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof or associated epidemics, pandemics or disease outbreaks and any treatments, therapies or vaccines therefor.

“COVID-19 Measures” means any Law, guideline or recommendation by any Governmental Authority or industry group (including the World Health Organization and the Centers for Disease Control and Prevention) in connection with or in response to COVID-19, including with respect to quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, return to work, vaccination or testing mandates, employment, human resources, customer/vendor engagement, real property or leased real property management, safety or otherwise, including the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and the Consolidated Appropriations Act, 2021 (Pub. L. 116-260), in each case together with any administrative or other guidance published with respect thereto by any Governmental Authority.

“Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants or, to the extent relating to exposure to Hazardous Substances, public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of Hazardous Substances, (b) air, water and noise pollution, (c) groundwater or soil contamination, (d) the Release or threatened Release into the environment of Hazardous Substances, including emissions, discharges, injections, spills, escapes or dumping into the environment of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Substances, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety or (h) the protection of natural resources, wildlife, marine sanctuaries and wetlands, including endangered and threatened species.

“Environmental Permit” means any Permit required pursuant to any applicable Environmental Law.

“Equity Right” means, with respect to any Person, any Security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any option, call, restricted stock, deferred stock award, stock unit, “phantom” award, dividend equivalent or commitment relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person, trade or business, whether or not incorporated, that together with the Company and its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” means the consolidated financial statements of the Company and its Subsidiaries included in the SEC Documents together, in the case of year-end statements, with the reports thereon by KPMG LLP, the independent auditors of the Company, for the periods included therein, including in each case consolidated balance sheets, consolidated statements of operations, consolidated statements of shareholders’ equity and consolidated statements of cash flows, and accompanying notes.

“Financing Sources” means each Person (including each lender, agent and arranger) that has entered into the Debt Commitment Letter, committed to provide or otherwise entered into agreements in connection with the Debt Financing (including any Alternative Financing) or other financings in connection with the Contemplated Transactions, including any commitment letters, engagement letters, credit agreements, loan agreements, joinders or indentures relating thereto, together with each Affiliate thereof and each Representative of each such Person or Affiliate and their respective successors and assigns.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction (or political subdivision thereof), (b) any court or other judicial entity, (c) federal, state, local, municipal, non-U.S. or other government, (d) department, agency or instrumentality of a non-U.S. or other government, including any state-owned or state controlled instrumentality of a non-U.S. or other government, (e) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (f) international or multinational organization formed by states, governments or other international organizations, (g) organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288 of 1945), as amended, and the rules and regulations promulgated thereunder or (h) other body (including any industry or self-regulating body) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police or regulatory authority or power of any nature.

“Hazardous Substance” means any substance, material, contaminant, pollutant or waste that is regulated under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Company, without duplication (a) all obligations of the Company and its Subsidiaries for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes, mortgages or similar instruments or securities, (c) all obligations of the Company and its Subsidiaries upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (d) all obligations of the Company and its Subsidiaries under conditional sale or other title retention Contracts relating to any property purchased by the Company or any of its Subsidiaries, (e) all obligations of the Company and its Subsidiaries issued or assumed as the deferred purchase price of property or services (excluding obligations of the Company and its Subsidiaries to creditors for inventory, services and supplies incurred in the ordinary course of business), (f) all lease obligations of the Company and its Subsidiaries capitalized on the books and records of the Company or any of its Subsidiaries, (g) all obligations of others secured by a Lien on property or assets owned or acquired by the Company or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed, (h) all letters of credit or performance bonds issued for the account of the Company or any of its Subsidiaries (but excluding (i) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business, (ii) standby letters of credit relating to workers’ compensation insurance and surety bonds, (iii) surety bonds and customs bonds and (iv) clearing house guarantees), (i) all swap, derivative and hedging instruments and Contracts of the Company or any of its Subsidiaries and (j) all guarantees and Contracts having the economic effect of a guarantee of the Company or any of its Subsidiaries of any Indebtedness of any other Person, other than clearing house guarantees. Notwithstanding the foregoing, “Indebtedness” will not include intercompany indebtedness, obligations or liabilities between or among the Company and any wholly-owned Subsidiary of the Company.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals (a) all patents and applications for patents (including all invention disclosures) and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, and all rights of priority, (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights, (c) all trade dress and trade names, logos, internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing, (d) all computer software (including source and object code), firmware, development tools, proprietary languages, algorithms, files, records, technical drawings and related documentation, data and manuals, (e) all mask works, mask work registrations and mask work applications and all other corresponding rights, (f) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, (g) trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind, (h) all databases and data collections, (i) all other proprietary rights (including moral rights, rights related to social media accounts or information (including likes, subscribers or members), rights of personality, identity or privacy) and (j) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Intellectual Property License Agreement” means a Contract granting or obtaining any right to use or practice any rights under any Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound (whether as grantor or grantee or recipient of such right or otherwise).

“Intentional Breach” means a material breach of this Agreement that is the consequence of an act or omission by or on behalf of the breaching Party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, constitute or result in a material breach of this Agreement.

“Intervening Event” means a material positive Change with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries, in each case taken as a whole, that (a) is unknown by the Board of Directors of the Company as of or prior to the date of this Agreement, (b) was not reasonably foreseeable as of the date of this Agreement and (c) first occurs, arises or becomes known to the Board of Directors of the Company after the date of this Agreement and on or prior to the Acceptance Time; provided that notwithstanding the foregoing, an Intervening Event does not include a positive Change that results from (i) any Change in general United States or other national, regional or global economic conditions or trends (including inflation, interest rates or the price of commodities or raw materials), (ii) any Change that is the direct or indirect result of conditions generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates, (iii) any Change that is the direct or indirect result of any increase in the market price, or increase or decrease in the trading volume, of the Common Stock or Change in the credit rating of the Company or any of its securities (it being understood that the facts or occurrences giving rise to or contributing to such Change, if not otherwise excluded by this definition, may be deemed to constitute or be taken into account in determining whether there has been an Intervening Event), (iv) any Change that is the direct or indirect result of the Company or any of its Subsidiaries meeting or exceeding any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such Change, if not otherwise excluded by this definition, may be deemed to constitute or be taken into account in determining whether there has been an Intervening Event), (v) any Change directly or indirectly resulting from the negotiation, execution, delivery or performance of this Agreement or the public announcement, pendency or consummation of the Contemplated Transactions, or (vi) the receipt, existence or terms of any Acquisition Proposal.

“IRS” means the United States Internal Revenue Service.

“knowledge” means, with respect to the Company, the actual knowledge of any of the individuals set forth in Section 1.1(a) of the Company Disclosure Letter, after due inquiry.

“Law” means any federal, state, local, municipal, non-U.S., international, multinational or other law, rule, regulation, statute, Order, ordinance, constitution, treaty, administrative interpretation, directive or code promulgated by any Governmental Authority, including any binding case law.

“Lease” means any lease, sublease, license, occupancy agreement or similar Contract relating to real property.

“Leased Real Property” means real property interests of the Company or its Subsidiaries acquired pursuant to any Lease.

“Lien” means any mortgage, claim, pledge, hypothecation, assignment, deposit agreement, encumbrance, lien (statutory or other), servitude, easement, right of way, community or other material property interest, option, preference, priority, right of first offer or refusal or other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention Contract).

“Material Adverse Effect” means Changes that, individually or in the aggregate, (a) have a materially adverse effect on the business, assets, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) are reasonably expected to prevent the Company from performing its obligations under this Agreement in order to consummate the Contemplated Transactions on or prior to the End Date; provided that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect under either of the preceding clauses (a) or (b): (i) any Change in general United States or other national, regional or global economic conditions or trends (including inflation, interest rates or the price of commodities or raw materials), (ii) any Change in the financial, credit, securities or other capital markets in the United States or any other jurisdiction, (iii) any Change that is the direct or indirect result of conditions generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates, (iv) any Change that is the direct or indirect result of any decline in the market price, or increase or decrease in the trading volume, of the Common Stock or adverse Change in the credit rating of the Company or any of its securities (it being understood that the facts or occurrences giving rise to or contributing to such decline, increase, decrease or adverse Change, if not otherwise excluded by this definition, may be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect), (v) any Change that is the direct or indirect result of any failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure, if not otherwise excluded by this definition, may be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect), (vi) any Change directly or indirectly resulting from the negotiation, execution, delivery or performance of this Agreement or the public announcement, pendency or consummation of the Contemplated Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, buying groups, customers, suppliers, distributors or other business partners or Governmental Authorities, (vii) any Change directly or indirectly resulting from any Proceeding brought by any one or more stockholders of the Company (on their own behalf or on behalf of the Company, including any class action, derivative action or action alleging violations of the federal or state securities laws) against the Company, its directors or officers, Parent or Merger Sub arising out of or relating to this Agreement or the Contemplated Transactions (it being understood that the facts or occurrences giving rise to or contributing to such Proceeding, if not otherwise excluded by this definition, may be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect), (viii) any Change directly or indirectly resulting from any action taken or omitted by the Company or any of its Subsidiaries that is required by this Agreement, any action taken or omitted at the written request or with the written consent of Parent or any of its Affiliates or any action taken or omitted by Parent, Merger Sub or any of their Affiliates, (ix) any Change directly or indirectly resulting from any hurricane, tornado, flood, earthquake, tsunami, volcanic eruption, epidemics, pandemics (including COVID-19), mudslides, wild fires, climate change, including any such change documented or reported by the United Nations Intergovernmental Panel on Climate Change or any other Governmental Authority, or other disaster, calamity, act of god or force majeure event, natural, man-made or otherwise, or any escalation or worsening of any such disaster, calamity, act of god or force majeure event, (x) any Change in global, national or regional political conditions or trends, including the imposition of trade tariffs or other protective trade practices or any shutdown of any Governmental Authority, the outbreak of hostilities, any acts of war (whether or not declared), sabotage, cyberattacks, insurrection, riots, social or civil unrest or terrorism, or any escalation or worsening of any such conditions, hostilities, acts of war, sabotage cyberattacks, insurrection, riots, social or civil unrest or terrorism, (xi) any Change in applicable Law, including any Tax or trade policy, GAAP (or interpretations thereof) or COVID-19 Measures or (xii) any Change set forth in the Company Disclosure Letter; provided further that in the case of each of clauses (i), (ii), (iii), (ix), (x) and (xi), to the extent that any such Change has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other similarly-situated participants in the industries in which the Company and its Subsidiaries operate, the incremental disproportionate impact may be taken into account in determining whether there has been a Material Adverse Effect.

“Multiemployer Plan” means any plan or Contract that is a multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Stock Market.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“ordinary course of business” or “ordinary course” means the ordinary course of business as conducted by the Company and its Subsidiaries; provided that deviations from such ordinary course of business will not be deemed outside the “ordinary course of business” to the extent such deviations were reasonably necessary with respect to actions taken prior to the date of this Agreement or are reasonably necessary with respect to actions taken after the date of this Agreement, in each case (a) in response to COVID-19 to protect the health and safety of the Company’s or its Subsidiary’s employees, suppliers, customers, distributors and other individuals having business dealings with the Company or any of its Subsidiaries, (b) to respond to third-party distribution, manufacturing, supply, service or other disruptions caused by COVID-19 or (c) reasonably adopted pursuant to any applicable Law or directive promulgated by any Governmental Authority arising out of, or otherwise related to, COVID-19, including any COVID-19 Measures.

“Owned Intellectual Property” means any Intellectual Property that is owned by the Company or its Subsidiaries.

“Owned Real Property” means real property, together with all improvements and fixtures located thereon or attached or appurtenant thereto, owned by the Company or its Subsidiaries, including all easements, licenses, rights and appurtenances relating to the foregoing.

“Permit” means any permit, license, variance, exemption, qualification, registration, franchise, filing, license, certificate, consent, Order, approval or authorization issued or granted by or filed or made with any Governmental Authority.

“Permitted Lien” means any (a) Lien for Taxes not yet delinquent, Taxes which are being contested in good faith by appropriate proceedings or Taxes for which adequate reserves have been established in the financial books and records of the Company and its Subsidiaries, (b) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Lien incurred in the ordinary course of business, (c) pledge or deposit in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) Lien comprising a deposit required by the insurance regulatory authority of any applicable jurisdiction, (e) Liens securing Indebtedness reflected in the Financial Statements, (f) easement, right-of-way, restriction and other similar encumbrance which, in the aggregate, is not substantial in amount and which do not in any case materially interfere with the present use of the property subject thereto, (g) restrictions under leases, subleases, licenses or occupancy agreements to which the Company or any of its Subsidiaries is a party, none of which materially interferes with the present use of the related property, (h) zoning, building and other similar restrictions, none of which materially interferes with the present use of the related property, (i) Liens created by or for the benefit of Parent or its Affiliates, (j) Liens that are removed prior to the Closing and (k) with respect to real property, other imperfections of title or encumbrances, if any, which do not materially interfere with the present use of such real property.

“Person” means an individual, corporation, limited liability company, general or limited partnership, association, trust, unincorporated organization, Governmental Authority, other entity or “group” (as defined in the Exchange Act).

“Preferred Stock” means the Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company.

“Proceeding” means any action, demand, suit, claim, litigation, arbitration, investigation, audit, examination, charge, complaint, review, controversy or other proceeding, whether civil or criminal, at law or in equity, by or before any Governmental Authority, Taxing Authority or arbitrator.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal and migration, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the environment.

“Representative” means, with respect to any Person, any director, manager, officer, employee, accountant, auditor, legal counsel, financial advisor, consultant, Financing Source or other advisor or representative of such Person or any of its Affiliates.

“Rights Plan” means the Rights Agreement dated as of May 18, 2016, as amended as of May 6, 2019, between the Company and Computershare Trust Company, N.A., as rights agent.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means, with respect to any Person, any class or series of common stock, preferred stock, membership interest, general or limited partnership interest and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Plans” means, collectively, the Company’s Fifth Amended and Restated 2005 Executive Incentive Plan, effective as of April 25, 2017, Third Amended and Restated 2005 Non-Employee Directors Restricted Stock Plan, effective as of March 31, 2015 and any other plan, program, policy, arrangement or Contract pursuant to which any Security of the Company or any Equity Right relating to any Security of the Company has been or may be issued, awarded or granted.

“Subsidiary” means, when used with respect to any Person, any other Person, whether incorporated or unincorporated, of which (a) more than 50 percent of the Securities or (b) Securities having by their terms ordinary voting power to elect more than 50 percent of the members of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Superior Proposal” means any bona fide written Acquisition Proposal made by any Person (other than Parent or Merger Sub) that has not been withdrawn and that, if consummated, would result in such Person acquiring, directly or indirectly, more than 50 percent of the outstanding Common Stock or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, and that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, (a) is more favorable from a financial point of view to the stockholders of the Company than the Contemplated Transactions, taking into account any proposals by Parent to amend the terms of this Agreement, and (b) is reasonably capable of being completed, taking into account, in the case of both clause (a) and (b), all legal, financial and regulatory aspects of such Acquisition Proposal, the time likely to be required to consummate such Acquisition Proposal and the other aspects of such Acquisition Proposal, including its financing terms, conditionality, the nature of the consideration offered and the identity of the Person making such Acquisition Proposal.

“Tax” means any (a) federal, state, local, non-U.S. or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, goods and services, consumption, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charge based on escheat, abandoned or unclaimed property Laws) that is imposed by any Governmental Authority, (b) interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in clause (a), (c) liability for payment of any items described in clause (a) or (b) above that are attributable to another Person as a result of any tax sharing, tax indemnity or tax allocation Contract or any other express or implied Contract to indemnify any other Person, whether or not disputed and (d) liability for payment of amounts listed in clause (a) or (b) above as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined, or unitary group for any period, or otherwise through operation of Law.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement in connection with the determination, assessment, collection or imposition of any Taxes or otherwise related to Taxes, including any schedule or attachment, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax or that has the power, duty or obligation or is otherwise responsible for Tax Returns and the agency, if any, charged with the collection, monitoring or other supervision of such Tax for such Governmental Authority.

“Treasury Regulations” means the United States Treasury Regulations.

Section 1.2 Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement.

Defined Term	Section

Acceptance Time	Section 2.5
Agreement	Preamble
Alternative Financing	Section 8.14(d)
Book-Entry Shares	Section 3.6(d)
Certificate	Section 3.6(d)
Certificate of Merger	Section 3.3
Change in Recommendation	Section 7.2(d)
Closing	Section 3.2
Closing Date	Section 3.2
Common Stock	Recitals
Company	Preamble
Company Contracts	Section 5.18(b)
Company Disclosure Letter	Article V
Company Financial Advisor	Section 5.21
Contemplated Transactions	Recitals
Continuation Period	Section 8.7(a)
Continuing Employees	Section 8.7(a)
Debt Commitment Letter	Section 6.9(a)
Debt Fee Letter Debt Financing	Section 6.9(a) Section 6.9(a)
DGCL	Recitals
Depository Agent	Section 4.1(a)
Dissenting Shares	Section 3.6(b)
Effective Time	Section 3.3
End Date	Section 10.1(b)
Excluded Shares	Section 3.6(a)
Expiration Time	Section 2.3(a)
GAAP	Section 5.7(b)
Indemnified Persons	Section 8.6(a)
Maximum Annual Premium	Section 8.6(g)
Merger	Recitals
Merger Consideration	Section 3.6(a)
Merger Sub	Preamble
Minimum Tender Condition	Annex I
Nondisclosure Agreement	8.1(e)
Offer	Recitals
Offer Conditions	Section 2.2(a)

Offer Documents	Section 2.4(a)
Offer Price	Recitals
Other Award	Section 3.7(b)
Other Award Consideration	Section 3.7(b)
Parent	Preamble
Parent Disclosure Letter	Article VI
Party and Parties	Preamble
Paying Agent	Section 4.1(a)
Payment Fund	Section 4.1(a)
Per Share Merger Consideration	Section 3.6(a)
Recommendation	Section 5.4(b)
Restricted Stock Award	Section 3.7(a)
Restricted Stock Award Consideration	Section 3.7(a)
Schedule 14D-9	Section 2.8(a)
Schedule TO	Section 2.4(a)
SEC Documents	Section 5.7(a)
Section 262	Section 2.8(a)
Surviving Corporation	Section 3.1
Surviving Corporation Bylaws	Section 3.4
Surviving Corporation Certificate of Incorporation	Section 3.4
Tender and Support Agreements Termination Condition	Recitals Annex I
Termination Fee	Section 10.3(a)
Third Party Intellectual Property	Section 5.16(b)

Section 1.3 Interpretation. The language in this Agreement is to be construed in all cases according to its fair meaning. Parent and the Company acknowledge and agree that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party or the Party in favor of which a clause has been drafted or in favor of the Party who has committed itself in a clause, is not to be employed in the interpretation of this Agreement. Whenever used herein, the words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The masculine, feminine or neuter gender and the singular or plural number are each deemed to include the other whenever the context so indicates. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. The word “days” means calendar days unless otherwise specified. Time periods within or following which any payment is to be made or act is to be done will, unless expressly indicated otherwise, be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Exhibits, Schedules, the Company Disclosure Letter and the Parent Disclosure Letter) and not to any particular provision of this Agreement, and all Article, Section, Exhibit and Schedule references are to this Agreement unless otherwise specified. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. Unless otherwise expressly indicated, any consent, approval or waiver contemplated by this Agreement may be granted or withheld in the sole and absolute discretion of the Party entitle to grant or withhold such consent, approval or waiver. Any reference to a statute, rule or regulation is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The Company Disclosure Letter and the Parent Disclosure Letter, as well as all other schedules and exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. Whenever this Agreement provides that documents or information have been “made available” to Parent, Merger Sub or their Representatives, such documents or information must have been (a) posted at least 24 hours prior to the date of this Agreement in the electronic data room entitled “Project Blues” maintained at Datasite to which Parent, Merger Sub and their Representatives have been granted access by the Company or (b) filed at least 24 hours prior to the date of this Agreement as exhibits to the SEC Documents and publicly available on the internet website of the SEC.

ARTICLE II

THE OFFER

Section 2.1 The Offer. On the terms and subject to the conditions set forth in this Agreement, Merger Sub will commence (as that term is defined in Rule 14d-2 under the Exchange Act) the Offer as promptly as practicable but in any event not later than five Business Days after the date of this Agreement.

Section 2.2 Offer Conditions.

(a) The obligation of Merger Sub to accept for payment and pay for shares of Common Stock validly tendered pursuant to the Offer and not properly withdrawn is subject only to the satisfaction or waiver (to the extent permitted in accordance with this Agreement) of (i) the Minimum Tender Condition, (ii) the Termination Condition and (iii) the other conditions set forth in Annex I (the Minimum Tender Condition, the Termination Condition and such other conditions being referred to in this Agreement as the “Offer Conditions”).

(b) Merger Sub may waive, in whole or in part, any Offer Condition or modify the terms of the Offer, except that without the prior writing consent of the Company, Merger Sub will not (i) reduce the number of shares of Common Stock subject to the Offer, (ii) subject to Section 2.7, reduce the Offer Price, (iii) waive or amend the Minimum Tender Condition or the Termination Condition, add to the Offer Conditions or modify in any manner adverse to the holders of Common Stock any Offer Condition, (iv) except as provided in Section 2.3(b), extend the Offer, (v) change the form or amount of consideration payable pursuant to the Offer or (vi) otherwise amend, modify or supplement the Offer in any manner that is, or could reasonably be expected to be, adverse to the holders of Common Stock.

Section 2.3 Expiration Time; Extension.

(a) The initial scheduled expiration of the Offer will be at one minute after 11:59 p.m., New York City time, on the date that is the 20th Business Day (as determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) following commencement of the Offer. Such time, or such later date and time to which the Offer may be extended pursuant to Section 2.3(b), is referred to in this Agreement as the “Expiration Time.”

(b) Notwithstanding Section 2.3(a), Merger Sub will (i) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer or the minimum period otherwise required by applicable Law and (ii) if as of the otherwise scheduled expiration date of the Offer, any Offer Condition has not been satisfied or, to the extent permitted in accordance with this Agreement, waived, extend the Offer for one or more consecutive increments of not more than 5 Business Days each (or such longer period as may be agreed in writing by the Company) until all of the Offer Conditions have been satisfied or, to the extent permitted in accordance with this Agreement, waived; provided that Merger Sub will not be required to, and without the Company’s prior written consent will not, extend the Offer beyond the earlier of the End Date and the date this Agreement is terminated in accordance with Section 10.1. No such extension of the Offer will impair, limit or otherwise restrict the right of each of the Parties to terminate this Agreement in accordance with Section 10.1.

Section 2.4 Offer Documents.

(a) On the date of the commencement of the Offer, Parent and Merger Sub will file with the SEC, pursuant to and in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (the “Schedule TO”), which will contain an offer to purchase and related letter of transmittal and summary advertisement. The Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, are referred to in this Agreement as the “Offer Documents.”

(b) Parent and Merger Sub will cause the Offer Documents filed with the SEC to comply in all material respects with the Exchange Act and other applicable Laws and not to contain any untrue statement of a material fact or omit to statement any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that Parent and Merger Sub will have no responsibility with respect to information supplied by or on behalf of the Company or any of its Representatives and included or incorporated by reference in the Offer Documents otherwise in accordance with this Agreement.

(c) Parent and Merger Sub will cause the Offer Documents to be disseminated to the holder of shares of Common Stock as and to the extent required by the Exchange Act.

(d) The Company will promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act or other applicable Law to be included in the Offer Documents or reasonably requested in writing by Parent and Merger Sub for inclusion therein. The Company hereby consents to the inclusion of the Recommendation in the Offer Documents, except to the extent that the Board of Directors of the Company has effected a Change of Recommendation in accordance with Section 7.2.

(e) Each of Parent, Merger Sub and the Company will promptly correct any information provided by it for use in the Offer Documents, if and to the extent that such information becomes false or misleading in any material respect, and will correct any material omissions in the Offer Documents. Parent and Merger Sub will take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the Company’s stockholders, in each case to the extent required by the Exchange Act or any other applicable Law.

(f) Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination of the Offer Documents to the Company’s stockholders, or responding to any comments of the SEC or its staff with respect to the Offer Documents, Parent and Merger Sub will provide a reasonable opportunity to the Company and its counsel to review and comment on such Offer Documents or response (including proposed final versions thereof) and Parent and Merger Sub will give reasonable and good faith consideration to any comments made by the Company or its counsel. Parent and Merger Sub will provide to the Company and its counsel copies of any written comments, and will inform the Company and its counsel of any oral comments or discussions, that the Parent, Merger Sub or their counsel may receive from or engage in with the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or occurrence of such discussions. Parent and Merger Sub will provide a reasonable opportunity to the Company and its counsel to participate in the formulation of the response to such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments.

Section 2.5 Acceptance and Consummation of the Offer. On the terms set forth in this Agreement and subject only to the satisfaction of the Offer Conditions, promptly after, and in any event by 9:00 a.m., New York City time, on the Business Day (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) immediately following, the expiration of the Offer, Merger Sub will irrevocably accept for payment all shares of Common Stock validly tendered and not validly withdrawn pursuant to the Offer (such time of acceptance, the “Acceptance Time”). At or promptly following the Acceptance Time, and in any event by the end of the Business Day on which the Acceptance Time occurs, Merger Sub will pay for all of the shares of Common Stock validly tendered and not validly withdrawn pursuant to the Offer. Parent will provide, or cause to be provided, to Merger Sub on a timely basis all funds required to permit Merger Sub to purchase all shares of Common Stock that it becomes obligated to purchase pursuant to the Offer. The Offer Price payable with respect to each share of Common Stock validly tendered and not validly withdrawn pursuant to the Offer will be paid to the holder thereof in cash or immediately available funds, without interest and net of any applicable withholding Taxes as provided in this Agreement.

Section 2.6 Termination or Withdrawal of Offer. Merger Sub will not terminate or withdraw the Offer prior to the then applicable Expiration Time without the prior written consent of the Company, except in the event that this Agreement is terminated in accordance with Section 10.1. If this Agreement is terminated in accordance with Section 10.1, Merger Sub will immediately, irrevocably and unconditionally terminate the Offer and not acquire any shares of Common Stock pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated prior to the purchase of shares of Common Stock pursuant to the Offer, Merger Sub will, and will cause any depository acting on behalf of Merger Sub to, promptly return all tendered shares of Common Stock to the registered holders thereof.

Section 2.7 Adjustment of Offer Price. If, at any time between the date of this Agreement and the Acceptance Time, any change in the number of outstanding shares of Common Stock occurs as a result of a stock split, reverse stock split, stock dividend, combination of shares, exchange or recapitalization of shares with a record date occurring during such period, then the Offer Price payable in connection with Offer will be equitably adjusted to reflect such change.

Section 2.8 Company Actions.

(a) On the same date as, or as promptly as practicable after, the filing by Parent of the Offer Documents, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9. as amended or supplemented from time to time, being referred to in this Agreement as the “Schedule 14D-9”), which will (i) subject to Section 7.2, include the Recommendation and (ii) include the notice to the holders of Common Stock of appraisal rights in connection with the Merger required by Section 262 of the DGCL (“Section 262”).

(b) The Company will cause the Schedule 14D-9 filed with the SEC to comply in all material respects with the Exchange Act and other applicable Laws and not to contain any untrue statement of a material fact or omit to statement any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company will have no responsibility with respect to information supplied by or on behalf of Parent, Merger Sub or any of their Representatives and included or incorporated by reference in the Schedule 14D-9 otherwise in accordance with this Agreement.

(c) The Company will cause the Schedule 14D-9 to be disseminated to the holder of shares of Common Stock as and to the extent required by the Exchange Act and Section 262.

(d) Parent and Merger Sub will promptly furnish to the Company all information concerning the Parent and Merger Sub required by the Exchange Act or other applicable Law to be included in the Schedule 14D-9 or reasonably requested in writing by the Company for inclusion therein.

(e) Each of the Company, Parent and Merger Sub will promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that such information becomes false or misleading in any material respect, and will correct any material omissions in the Schedule 14D-9. The Company will take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the Company’s stockholders, in each case to the extent required by the Exchange Act, Section 262 or any other applicable Law.

(f) Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination of the Schedule 14D-9 to the Company’s stockholders, or responding to any comments of the SEC or its staff with respect to the Schedule 14D-9, the Company will provide a reasonable opportunity to Parent and its counsel to review and comment on such Schedule 14D-9 or response (including proposed final versions thereof) and the Company will give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company will provide to Parent and its counsel copies of any written comments, and will inform Parent and its counsel of any oral comments or discussions, that the Company or its counsel may receive from or engage in with the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or occurrence of such discussions. The Company will provide a reasonable opportunity to Parent and its counsel to participate in the formulation of the response to such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company in this Section 2.8(f) will not apply if the Board of Directors of the Company effects a Change in Recommendation or has formally determined to do so.

(g) In connection with the Offer, the Company will instruct its transfer agent to furnish Parent and Merger Sub promptly with mailing labels containing the names and addresses of the record holders of the Common Stock as of a recent date and those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and other information in the Company’s possession or control regarding both the record and beneficial owners of the Common Stock, and will furnish to Parent and Merger Sub such information and assistance (including updated lists of stockholders, securities position listings and computer files) as Parent may reasonably request for purposes of disseminating the Offer to the Company’s stockholders. Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents, Parent and Merger Sub will hold in confidence in accordance with the Nondisclosure Agreement the information contained in any such labels, lists, files and other information, and will use such documents and information only in connection with the Contemplated Transactions. If this Agreement is terminated in accordance with Section 10.1, Parent and Merger Sub will promptly deliver, and cause their Representatives to deliver, to the Company, or destroy and certify that such destruction has been completed, any and all copies, and any extracts or summaries, of such documents and information then in their possession and control.

ARTICLE III

THE MERGER

Section 3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will cease. The Company will continue as the surviving corporation in the Merger (as such, the “Surviving Corporation”) as a wholly-owned Subsidiary of Parent. The Merger will be effected pursuant to Section 251(h) of the DGCL as soon as practicable following the Acceptance Time. At the Effective Time, the effects of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 3.2 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Baker & McKenzie, LLP, 300 East Randolph Street, Chicago, Illinois 60601, at 10:00 a.m., local time, on the later of (a) 40 days after the date of this Agreement, subject to the satisfaction or waiver at such date (to the extent permitted by this Agreement and applicable Law) of all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) and (b) the second Business Day after the satisfaction or waiver (to the extent permitted by this Agreement and applicable Law) of all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other place, time and date as Parent and the Company may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 3.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Parent and the Company will file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with such Secretary of State of the State of Delaware on the Closing Date, or at such other time as Parent and the Company may agree and specify in the Certificate of Merger. As used in this Agreement, the “Effective Time” means the time at which the Merger becomes effective.

Section 3.4 Surviving Corporation Constituent Documents. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation will be amended and restated to read in its entirety as set forth in Exhibit A (the “Surviving Corporation Certificate of Incorporation”), and as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL and (b) the bylaws of the Surviving Corporation will be amended and restated to read in their entirety as set forth in Exhibit B (the “Surviving Corporation Bylaws”), and as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the Surviving Corporation Certificate of Incorporation and the DGCL.

Section 3.5 Surviving Corporation Directors and Officers.

(a) The Parties will take all requisite action so that the directors of Merger Sub in office immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws or otherwise as provided by applicable Law.

(b) The Parties will take all requisite action so that the officers of the Company in office immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and Surviving Corporation Bylaws or otherwise as provided by applicable Law.

Section 3.6 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other Person:

(i) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into and will thereafter represent the right to receive an amount equal to the Offer Price (the “Per Share Merger Consideration” and in the aggregate for all such shares of Common Stock, the “Merger Consideration”);

(ii) each share of Common Stock that has been irrevocably accepted by Merger Sub for purchase pursuant to the Offer or that is owned by the Company, Parent or any of their respective direct or indirect wholly-owned Subsidiaries (other than Merger Sub) immediately prior to the Effective Time (“Excluded Shares”) will be canceled and will cease to exist and no consideration will be paid or delivered in exchange therefor; and

(iii) each share of common stock, par value $0.01 per share, of Merger Sub then outstanding will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who are entitled to appraisal rights under Section 262 and who have properly demanded appraisal in accordance with Section 262 (and who have not failed to perfect or otherwise effectively withdraw or lost the right to appraisal) (“Dissenting Shares”) will not be converted into or represent the right to receive the Per Share Merger Consideration, and holders of such Dissenting Shares will be entitled to only such appraisal rights as are granted by Section 262. If any such holder fails to perfect or effectively withdraws or loses such right, each such Dissenting Share will thereupon be treated as if it had been converted into and become exchangeable for, at the Effective Time, the right to receive the Per Share Merger Consideration in accordance with this Agreement and will not thereafter be deemed to be a Dissenting Share. The Company will give Parent (i) prompt notice of any written demands received by the Company for appraisal of Dissenting Shares, withdrawals of such demands and any other demands, notices or instruments served pursuant to the DGCL which are received by the Company relating to such demands and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands, notices or instruments. The Company will not, except with the prior written consent of Parent, make any payment with respect to any appraisal demand, notice or instrument or offer to settle or settle any such demand, notice or instrument, and Parent will not commit to make any such payment or enter into any such settlement prior to the Effective Time without the prior written consent of the Company.

(c) If, at any time between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Common Stock occurs as a result of a stock split, reverse stock split, stock dividend, combination of shares, exchange or recapitalization of shares, then the Per Share Merger Consideration payable in connection with the Merger will be equitably adjusted to reflect such change.

(d) From and after the Effective Time, the shares of Common Stock converted into the Merger Consideration pursuant to this Section 3.6 will no longer remain outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate (a “Certificate”) previously representing certificated shares of Common Stock or shares of Common Stock that are in non-certificated book-entry form (“Book-Entry Shares”) will thereafter cease to have any rights with respect to such Common Stock except the right to receive the Merger Consideration.

Section 3.7 Treatment of Equity Compensation Awards.

(a) At the Effective Time, each restricted stock or restricted stock unit award granted by the Company in respect of shares of Common Stock (a “Restricted Stock Award”) that is outstanding as of the Effective Time, whether or not vested, will immediately vest and be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Common Stock subject to such Restricted Stock Award as of the Effective Time and (ii) the Per Share Merger Consideration (the “Restricted Stock Award Consideration”).

(b) At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive shares of Common Stock or consideration or other benefits measured by the value of the Common Stock, and each award of any kind consisting of Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans or any other Benefit Plan, other than the Restricted Stock Awards (an “Other Award”), that is outstanding as of the Effective Time, whether or not vested, will immediately vest and be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Common Stock subject to such Other Award as of the Effective Time and (ii) the Per Share Merger Consideration (the “Other Award Consideration”).

(c) At or prior to the Effective Time, Parent will deposit or cause to be deposited with the Company, by wire transfer of immediately available funds, the aggregate of (i) the Restricted Stock Award Consideration owed to all holders of Restricted Stock Awards and (ii) the Other Award Consideration owed to all holders of Other Awards, if any. As promptly as practicable but, subject to compliance with Section 409A of the Code, no later than 15 calendar days following the Effective Time, the applicable holders of Restricted Stock Awards and, if applicable, Other Awards will receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of the Restricted Stock Awards and, if applicable, Other Awards that are cancelled and converted into cash pursuant to this Section 3.7. Notwithstanding the foregoing, if any payment owed to any such holder pursuant to this Section 3.7 cannot be made through the Surviving Corporation’s payroll system or payroll provider (including because the holder is a non-employee director), then the Surviving Corporation will deliver such payment either by check or wire transfer of immediately available funds to such holder, with any check or wire transfer being sent to such holder promptly following the Effective Time and, subject to compliance with Section 409A of the Code, in no event more than 15 calendar days thereafter. All payments made pursuant to this Section 3.7 will be without interest and less any applicable withholding Taxes and will be subject to compliance with Section 409A of the Code.

(d) Prior to the Effective Time, the Board of Directors of the Company or an appropriate committee thereof will adopt any resolutions that are necessary to effectuate the provisions of this Section 3.7.

Section 3.8 Further Assurances. After the Effective Time, the directors and officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV

PAYMENT FOR SHARES

Section 4.1 Surrender and Payment.

(a) As least five Business Days prior to the Acceptance Time, Parent will designate a bank or trust company reasonably acceptable to the Company to act as depository agent (the “Depository Agent”) in connection with the Offer and as paying agent (the “Paying Agent”) in connection with the Merger. At least two Business Days prior to the Acceptance Time, Parent will deposit, or cause to be deposited, with the Depository Agent cash sufficient to make the payments to the holders of shares of Common Stock to be accepted for purchase pursuant to the Offer at the Acceptance Time in accordance with Section 2.5. On or prior to the Closing Date, Parent will deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the Merger Consideration in exchange for all other shares of Common Stock outstanding immediately prior to the Effective Time, other than the Excluded Shares and Dissenting Shares (such amount, together with the amount deposited pursuant to the immediately preceding sentence, the “Payment Fund”). If the Payment Fund is insufficient to make the payments contemplated by this Section 4.1(a), Parent will, or will cause the Merger Sub or the Surviving Corporation to, promptly deposit additional funds with the Depository Agent and Paying Agent in an amount sufficient to make such payments. The Payment Fund will not be used for any purpose other than as expressly provided for in this Agreement. The Payment Fund will be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided that such investments will be solely in (i) obligations of or guaranteed by the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding one billion dollars or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument may have a maturity exceeding three months.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, the Surviving Corporation will instruct the Paying Agent to deliver to each holder of record of shares of Common Stock converted into the right to receive the portion of the Merger Consideration payable in respect thereof pursuant to Section 3.6(a) (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title will pass, only upon delivery of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2) or Book-Entry Shares to the Paying Agent and will be in such form and have such other provisions as Parent and the Company may mutually agree and (ii) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2) or Book-Entry Shares in exchange for the portion of the Merger Consideration payable in respect thereof.

(c) Upon surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2) or Book-Entry Shares will be entitled to receive from the Payment Fund in exchange therefor an amount in cash equal to the product of (i) the number of shares represented by such holder’s properly surrendered Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2) or Book-Entry Shares and (ii) the Per Share Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2) or Book-Entry Shares.

(d) If any payment is to be made to a Person other than the Person in whose name a surrendered Certificate or Book-Entry Shares is registered, it will be a condition of such payment that the Person requesting such payment will pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Shares or will establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name a surrendered Certificate or Book-Entry Shares is registered, it will be a condition to the registration thereof that the surrendered Certificate or Book-Entry Shares will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration will pay to the Paying Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) After the Effective Time, there will be no further registration of transfers of shares of Common Stock outstanding prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of Common Stock except as otherwise provided in this Agreement or by applicable Law.

(f) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Common Stock one year after the Effective Time will be returned to Parent, upon demand, and any such holder that has not exchanged such holder’s shares of Common Stock for the Per Share Merger Consideration in accordance with this Article IV prior to that time will thereafter look only to Parent or the Surviving Corporation for delivery of the Per Share Merger Consideration in respect of such holder’s shares of Common Stock.

(g) Neither Parent, the Surviving Corporation nor the Paying Agent will be liable to any former holder of Common Stock for any portion of the Merger Consideration delivered to any Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. In the event any Certificate or Book-Entry Shares have not been surrendered prior to the date as of which the Merger Consideration payable in respect of such Certificate or Book-Entry Shares would escheat to or otherwise become the property of any Governmental Authority, Parent, the Surviving Corporation and the Paying Agent will be permitted to comply with such Laws and the portion of the Merger Consideration otherwise payable upon the surrender of such Certificate or Book-Entry Shares will be treated for all purposes under this Agreement as having been paid to the holder of the shares of Common Stock represented by such Certificate or Book-Entry Shares.

Section 4.2 Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in respect of the shares of Common Stock represented by such Certificate as contemplated by Article III and this Article IV.

Section 4.3 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation, the Depository Agent and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Common Stock or Equity Rights pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation, the Depository Agent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. or other Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority or Taxing Authority, such deducted or withheld amounts will be treated for all purposes under this Agreement as having been paid to the holder of shares of Common Stock or Equity Rights in respect of which such deduction and withholding was made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed or identified in (a) the SEC Documents filed and publicly available on the internet website of the SEC prior to the date of this Agreement (excluding the “Risk Factors” or “Forward-Looking Statements” sections of such SEC Documents and any other disclosures in such SEC Documents that are non-specific, cautionary, predictive or forward-looking in nature) or (b) the letter (the “Company Disclosure Letter”) delivered to Parent by the Company prior to the execution of this Agreement (it being understood that any information contained therein will qualify and apply to the representations and warranties in this Article V to which the information is specifically stated as referring to and will qualify and apply to other representations and warranties in this Article V to the extent that it is reasonably apparent that such disclosure also qualifies or is applicable to such other sections), the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company (a) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (b) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had a Material Adverse Effect. The Company has made available to Parent accurate and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

Section 5.2 Subsidiaries.

(a) Each Subsidiary of the Company is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Subsidiary of the Company (a) has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (b) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had a Material Adverse Effect.

(b) The Company is, directly or indirectly, the record holder and Beneficial Owner of all of the outstanding Securities of each of its Subsidiaries, free and clear of any Liens and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities (other than restrictions on transfer arising under applicable securities Laws). All of the Securities so owned by the Company have been duly authorized and validly issued and are fully paid and nonassessable, and no such shares have been issued in violation of any preemptive or similar rights. Except for the Securities of Subsidiaries of the Company and short-term marketable Securities acquired in the ordinary course of business, the Company does not own, directly or indirectly, any Securities or other ownership interests in any Person or any Indebtedness of any Person.

Section 5.3 Capitalization.

(a) The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

(b) At the close of business on March 18, 2022, 27,326,938 shares of Common Stock were issued and outstanding, Restricted Stock Awards consisting of restricted stock units covering 133,506 shares of Common Stock were issued and outstanding, 9,200,000 shares of Common Stock were reserved for issuance pursuant to the Stock Plans or pursuant to individual equity compensation award agreements, and no shares of Preferred Stock were issued and outstanding. Except as set forth above, as of March 18, 2022, no other Securities of the Company were issued, reserved for issuance or outstanding. All issued and outstanding shares of Common Stock have been, and all shares of Common Stock that may be issued pursuant to the exercise of outstanding Equity Rights will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

(c) Section 5.3(c) of the Company Disclosure Letter sets forth as of March 18, 2022 (i) the number of shares of Common Stock authorized for issuance under each Stock Plan, (ii) the aggregate number of shares of Common Stock subject to outstanding awards, whether or not vested, under each Stock Plan and (iii) a schedule of outstanding unvested awards by grantee with the applicable vesting schedule of each award. The Company has made available to Parent the form of grant agreement related to each such award. No material changes have been made to such form in connection with any award.

(d) There are no preemptive or similar rights on the part of any holder of any class of Securities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of the Company or any of its Subsidiaries on any matter submitted to such holders of Securities. Except pursuant to this Agreement and as described above, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities of the Company or any of its Subsidiaries, or any Security convertible or exercisable for or exchangeable into any Securities of the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, Contract or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of the Company or any of its Subsidiaries. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Securities of the Company or any Subsidiary, including any Securities that may be issued pursuant to any employee stock option or other compensation plan or arrangement. There are no proxies, voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the Securities of the Company or any of its Subsidiaries or the registration of the Securities of the

Company or any of its Subsidiaries under any United States or non-U.S. securities Law. None of the outstanding Securities of the Company’s Subsidiaries are subject to any right of first offer, right of first refusal, co-sale or participation right or other restriction on transfer pursuant to the Constituent Documents of such Subsidiary or any Contract to which such Subsidiary is a party or by which such Subsidiary, or its Securities, are otherwise bound.

Section 5.4 Authorization and Board Approval.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the Contemplated Transactions, except for the filing of the Certificate of Merger as required by the DGCL. If the Merger is consummated in accordance with Section 251(h) of the DGCL as contemplated by this Agreement, no vote of the Company’s stockholders is necessary to authorize or adopt this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The Board of Directors of the Company, at a meeting duly called and held, has duly adopted resolutions (a) determining that this Agreement and the Contemplated Transactions are fair to and in the best interests of the Company and its stockholders, (b) declaring it advisable for the Company to enter into this Agreement, (c) approving the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions, (d) resolving that the Merger will be effected pursuant to Section 251(h) of the DGCL and (e) resolving to recommend that the holders of Common Stock accept the Offer and tender their shares of Common Stock pursuant to the Offer on the terms and subject to the conditions set forth in this Agreement (the “Recommendation”). As of the date of this Agreement, such resolutions have not been amended or withdrawn and remain in full force and effect.

Section 5.5 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by the Company does not and the consummation by the Company of the Contemplated Transactions will not (i) conflict with any provisions of the Constituent Documents of the Company or any of its Subsidiaries, (ii) violate any Law or Order (assuming compliance with the matters set forth in Section 5.5(b)), (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Contract, (iv) result in the creation or imposition of any Lien upon any properties or assets of the Company or any of its Subsidiaries or (v) cause the suspension or revocation of any Permit of the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv) and (v), any matters that, individually or in the aggregate, have not had a Material Adverse Effect.

(b) No clearance, consent, approval, order, waiver, license or authorization of or from, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) compliance by the Company with the HSR Act, (ii) the filing with the SEC of the Schedule 14D-9 in accordance with the Exchange Act and such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the Contemplated Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and (iv) such other matters that, individually or in the aggregate, have not had a Material Adverse Effect.

Section 5.6 Takeover Provisions; Rights Plan. The Company has taken all necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement and the Contemplated Transactions. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover statute or regulation is applicable to this Agreement or the Contemplated Transactions. The Company has taken or caused to be taken all necessary action in order to make this Agreement and the Contemplated Transactions comply with, and this Agreement and the Contemplated Transactions each comply with, the requirements in the Constituent Documents of the Company and the Subsidiaries of the Company concerning “business combinations,” “fair price,” “voting requirements” or other related provisions. The Company has taken or caused to be taken all necessary action to amend or waive the provisions of the Rights Plan in order to permit the approval, execution, delivery and performance of this Agreement and to consummate the Contemplated Transactions, in each case without causing the rights issued pursuant to the Rights Plan to be distributed or to become exercisable.

Section 5.7 SEC Reports; Financial Statements.

(a) The Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2019 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “SEC Documents”). As of its respective date, or, if amended, as of the date of the last such amendment, each of the SEC Documents complied when filed or furnished (or, if applicable, when amended), and each SEC Document filed or furnished by the Company subsequent to the date of this Agreement will comply, in all material respects with the requirements of Nasdaq, the Exchange Act, the Securities Act and the Sarbanes-Oxley Act applicable to such SEC Documents and did not, and any SEC Documents filed with or furnished to the SEC by the Company subsequent to the date of this Agreement will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is required to file or furnish any report, schedule, form, statement, prospectus, registration statement or other document with the SEC. The Company is, and since January 1, 2019 has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(b) The Financial Statements, which have been derived from the accounting books and records of the Company and its Subsidiaries, complied at the time they were filed as in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods presented, except as otherwise noted therein. The consolidated balance sheets (including the related notes) included in the Financial Statements present fairly in all material respects the financial position of the Company and its Subsidiaries as at the respective dates thereof, and the consolidated statements of operations, consolidated statements of shareholders’ equity and consolidated statements of cash flows (in each case including the related notes, if any) included in such Financial Statements present fairly in all material respects the results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries for the respective periods indicated. All of the Subsidiaries of the Company are consolidated for GAAP accounting purposes.

(c) The books and records of the Company and the Subsidiaries of the Company are accurate and complete in all material respects and have been maintained in all material respects in accordance with GAAP and applicable Law.

(d) As of the date of this Agreement, the Company has made available to Parent accurate and complete unredacted copies of all documents filed as exhibits to the SEC Documents subject to a request to the staff of the SEC for confidential treatment. The Company has not submitted any request for confidential treatment of documents filed as exhibits to the SEC Documents that as of the date of this Agreement is currently pending or that has otherwise not been acted upon by staff of the SEC. The Company has timely responded to all comment letters of the staff of the SEC relating to the SEC Documents, and prior to the date of this Agreement the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. As of the date of this Agreement, none of the SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(e) Since January 1, 2019 through the date of this Agreement, the Company has not received any notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 5.8 SEC Compliance Matters.

(a) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act.

(b) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s Financial Statements for external purposes in accordance with GAAP, including those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that receipts and expenditures of the Company are made only in accordance with the authorizations of the Company’s management and directors, (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s properties or assets.

(c) Since January 1, 2019 through the date of this Agreement, each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules or regulations promulgated by the SEC or Nasdaq with respect to the SEC Documents, and the statements contained in such certifications are accurate and complete. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Since January 1, 2019 through the date of this Agreement, none of the Company’s principal executive officer, principal financial officer, outside auditors or the audit committee of the Board of Directors of the Company has received any oral or written notification of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” will have the meanings assigned to them in Appendix A of

Auditing Standard 2201 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement. The Company’s outside auditors have confirmed to the Company in writing that they are independent registered certified public accountants as required by the Exchange Act and the rules of the Public Company Accounting Oversight Board.

(e) Since January 1, 2019 through the date of this Agreement, (i) the Company has not received any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or any material concerns from employees of the Company or any of its Subsidiaries regarding questionable accounting or auditing matters with respect to the Company or any of its Subsidiaries relating to periods after January 1, 2019 and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its directors, officers, employees or agents to the Board of Directors of the Company or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(f) The audit committee of the Board of Directors of the Company has established “whistleblower” procedures that meet the requirements of Rule 10A-3 under the Exchange Act, and has made available to Parent accurate and complete copies of such procedures. Except for matters that are not material, since January 1, 2019 through the date of this Agreement, the Company has not received any “complaints” (within the meaning of Rule 10A-3 under the Exchange Act) in respect of any accounting, internal accounting controls or auditing matters and, to the Company’s knowledge, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

Section 5.9 Absence of Undisclosed Liabilities. As of the date of this Agreement, the Company and the Subsidiaries of the Company do not have any liabilities or obligations, whether or not accrued, contingent or otherwise, of a nature required to be recorded on or reflected in a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP, other than liabilities or obligations (a) reflected or reserved against in the Financial Statements or disclosed in the notes thereto or (b) that (i) have been incurred after December 31, 2021 and (ii) have not had, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Absence of Certain Changes. Since December 31, 2021, (a) the Company and its Subsidiaries have in all material respects conducted their business in the ordinary course of business and (b) there have not been any Changes that, individually or in the aggregate, have had a Material Adverse Effect.

Section 5.11 Litigation; Investigations. As of the date of this Agreement, there is no Proceeding (whether at Law or in equity) pending, affecting or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, properties or assets that, individually or in the aggregate, has had a Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against or, to the knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries or any of their respective directors, officers, properties or assets that, individually or in the aggregate, has had a Material Adverse Effect. Since January 1, 2019 through the date of this Agreement, the Company has not conducted or caused to be conducted any internal investigation or inquiry (other than routine audits or examinations conducted by the Company’s internal audit function in the ordinary course of business) relating to the Company, any of its Subsidiaries or any of their respective directors, officers, properties or assets that, individually or in the aggregate, relates to any matter reasonably believed by the Company to be material to the Company and its Subsidiaries, taken as a whole, in light of the facts known to the Company forming the basis of such matter.

Section 5.12 Compliance with Laws; Permits.

(a) Except for matters that, individually or in the aggregate, have not had a Material Adverse Effect, the Company and its Subsidiaries are and, since January 1, 2019, have been, in compliance with all applicable Laws. Since January 1, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other Person regarding any actual or alleged noncompliance with any Law, except for matters that, individually or in the aggregate, have not had a Material Adverse Effect.

(b) Except for matters that, individually or in the aggregate, have not had a Material Adverse Effect, neither the Company or any of its Subsidiaries, nor to the knowledge of the Company, any of its or their respective Representatives, has violated or is in violation of the Foreign Corrupt Practices Act of 1977 or any other applicable Law of similar effect, including Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions. Neither the Company nor any of its Subsidiaries has at any time since January 1, 2019 engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from Cuba, Iran, North Korea, Sudan or Syria or been a party to or beneficiary of, or had any interest in, any franchise, license, management or other Contract with any Person, either public or private, in such jurisdictions or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, with any Person, either public or private, in such jurisdictions. Except for matters that, individually or in the aggregate, have not had a Material Adverse Effect, all exports, re-exports, sales or transfers of products or services of the Company and its Subsidiaries have been effected in accordance with all applicable anti-corruption, export control, trade sanctions, anti-terrorism and anti-boycott Laws of the United States or any other relevant jurisdictions.

(c) The Company and its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, except where failure to hold such Permits, individually or in the aggregate, has not had a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all such Permits, except where non-compliance, individually or in the aggregate, has not had a Material Adverse Effect. Since January 1, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other Person regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit, except for matters that, individually or in the aggregate, have not had a Material Adverse Effect.

Section 5.13 Taxes.

(a) The Company and its Subsidiaries have (i) duly and timely filed with the appropriate Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were accurate and complete in all material respects, (ii) duly and timely paid in full all material Taxes due and owing, (iii) established reserves in accordance with GAAP reflected in its most recent financial statements filed with the Company SEC Documents that are adequate in all material respects for the payment of all material Taxes not yet due and payable by the Company and its Subsidiaries through the date of this Agreement, (iv) complied in all material respects with all Laws applicable to information reporting and to the withholding and payment over of Taxes and (v) not incurred any material liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) As of the date of this Agreement, there is no Proceeding or request for information now pending, outstanding or, to the knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Taxes or material Tax Returns. As of the date of this Agreement, there are no Tax rulings or determinations, requests for Tax rulings or determinations, closing agreements, advanced pricing agreements, or other similar agreements or requests or other Contracts related to Taxes, filed, pending or in effect with any Taxing Authority relating to the Company or its Subsidiaries which could materially affect the Company’s or its Subsidiaries’ liability for Taxes. There is no material deficiency with respect to any Taxes that has been proposed, asserted or assessed in writing against the Company or its Subsidiaries.

(c) The Company has made available to Parent complete and accurate copies of all material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period beginning on or after January 1, 2018.

(d) There are no Tax sharing agreements, Tax indemnity agreements or other similar Contracts with respect to or involving the Company or its Subsidiaries (other than any such Contract solely between or among the Company and its Subsidiaries).

(e) None of the Company or any of its Subsidiaries has any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for tax purposes under state, local or non-U.S. Law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor or otherwise by operation of Law.

(f) Since January 1, 2019 through the date of this Agreement, no material claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g) There are no material Liens or other encumbrances for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens.

(h) Neither the Company nor its Subsidiaries has participated in a “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) Neither the Company nor its Subsidiaries has currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to any extension of time with regard to a material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), and no such waivers are pending.

(j) The Company is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k) Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provisions of state, local or foreign Tax Laws.

(l) The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) election under Section 108(i) of the Code.

(m) Neither the Company nor any of its Subsidiaries has been, with in the past two years, a “distributing corporation” or a “controlled corporation” in connection with distribution described in Section 355 of the Code.

(n) Without regard to the acquisition contemplated by this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

Section 5.14 Employee Benefit Plans and Related Matters; ERISA.

(a) With respect to each material Benefit Plan, the Company has made available to Parent accurate and complete copies of each of the following documents: (i) such Benefit Plan (including all amendments thereto), or if there is no written plan document, a written description thereof, (ii) the most recent annual report (Series 5500 and all schedules thereto), if required under ERISA, the Code or other applicable Law, (iii) the most recent summary plan description, together with each summary of material modifications, if required under ERISA, (iv) if the Benefit Plan is funded through a trust, insurance or any third party funding vehicle, the trust or other funding Contract, agreement or policy, (including all amendments thereto) and the latest financial statements with respect to the reporting period ended most recently preceding the date thereof, (v) any actuarial assessments, aggregate claims experience for the most recent plan year ending prior to the date of this Agreement, and assessment of incurred but not reported claims under any self-insured Benefit Plan, (vi) the most recent determination letter or opinion letter received from the IRS with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (vii) all material written Contracts relating to each Benefit Plan, including fidelity or ERISA bonds, fiduciary liability insurance, administrative service agreements, group annuity Contracts and group insurance Contracts and (viii) all material notices with respect to any Benefit Plan that were given by any Governmental Authority to the Company, any of its Subsidiaries or any ERISA Affiliate of the foregoing or any Benefit Plan in the last three plan years. Section 5.14(a) of the Company Disclosure Letter contains an accurate and complete list of each material Benefit Plan and Multiemployer Plan in effect as of the date of this Agreement.

(b) Other than with respect to any Multiemployer Plan, neither the Company nor any ERISA Affiliate has (i) incurred any liability under Title IV of ERISA that has not been satisfied in full when due, and no condition exists that presents a risk to the Company or any ERISA Affiliate of the Company of incurring a liability under Title IV of ERISA or similar provisions of non-U.S. Law or (ii) ever sponsored, maintained, contributed to or had any obligation to contribute to a plan or arrangement that is or was subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or maintained in connection with any trust described in Section 501(c)(9) of the Code. All contributions required to be made to any Benefit Plan or any Multiemployer Plan by applicable Law and the terms of such Benefit Plan or Multiemployer Plan, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, and all accrued liabilities for any self-insured Benefit Plan, for any period through the Closing Date, have been timely made, paid or accrued in full, or, to the extent not required to be made, paid or accrued on or before the Closing Date, have been fully reflected in line items on the applicable financial statements of the Company or its Subsidiaries, as applicable. Neither the Company nor any ERISA Affiliate of the Company has incurred or has any reason to believe it has incurred any withdrawal liability under Title IV of ERISA. No Benefit Plan that is an “employee welfare benefit plan” under Section 3(2) of ERISA is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c) Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS, on which it can currently rely, as to its qualification, and, to the knowledge of the Company, as of the date of this Agreement, no event has occurred that could reasonably be expected to adversely affect qualification of such Benefit Plan.

(d) Each of the Benefit Plans has been maintained, operated and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code, and no “disqualified person” as described in Section 4975 of the Code or “party in interest” as defined in Section 3(14) of ERISA has engaged in any material non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code involving any Benefit Plan. As of the date of this Agreement, there are no material Proceedings pending, or to the Company’s knowledge, threatened relating to any Benefit Plan or the assets or fiduciaries thereof (other than routine claims in the ordinary course of business for benefits provided for by such Benefit Plan), and there are no material outstanding liabilities for Taxes, penalties or fees with respect to any Benefit Plan.

(e) Section 5.14(e) of the Company Disclosure Letter includes an accurate and complete list of all change in control, severance and similar agreements to which any officer of the Company or any of its Subsidiaries is a party as of the date of this Agreement and information in reasonable detail regarding all Equity Rights held by such officer as of the date of this Agreement. The consummation of the Contemplated Transactions will not (i) entitle any current or former director, officer, employee or agent of the Company or any of its Subsidiaries to any material severance pay, unemployment compensation or any other payment, (ii) except as otherwise provided in this Agreement, accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such current or former director, officer, employee or agent or (iii) cause the Company to transfer or set aside any assets to fund any benefits under any Benefit Plan, (iv) result in any “disqualified individual” receiving any “excess parachute payment” (each such term as defined in Section 280G of the Code). No Benefit Plan provides for a gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code or otherwise.

(f) No Benefit Plan or Multiemployer Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former directors, officers, employees or agents of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the accounting books and records of the Company and its Subsidiaries or (iv) benefits the full costs of which are borne by the current or former director, officer, employee or agent or their beneficiary.

(g) Neither the Company nor any of its ERISA Affiliates has now, or has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any applicable Law of any jurisdiction outside of the United States.

Section 5.15 Employees; Labor Matters.

(a) Except for matters that, individually or in the aggregate, have not had a Material Adverse Effect, the Company and its Subsidiaries have complied with all Laws relating to employment and labor, including provisions thereof relating to wages, hours, exempt status classification, independent contractor classification, payroll, equal opportunity, employment discrimination, disability and other human rights, plant closure or mass layoff issues, background screening, hiring, affirmative action, pay equity, leaves of absence, occupational health and safety, workers compensation/workplace safety and insurance, privacy, hazardous materials, immigration, termination and severance and collective bargaining.

(b) Except for matters that, individually and in the aggregate, have not had a Material Adverse Effect, as of the date of this Agreement (i) there is no organizational effort currently being made or, to the knowledge of the Company, threatened by or on behalf of any labor union, works council, employee committee or representative or other labor organization to organize any employees of the Company or its Subsidiaries and (ii) to the knowledge of the Company, no petition has been filed, nor has any Proceeding been instituted by any employee of the Company or its Subsidiaries or group of employees of the Company or its Subsidiaries with any labor relations board or commission seeking recognition of a collective bargaining or similar representative in the past three years. There is no labor union, works council, employee committee or representative or other labor organization representing employees of the Company or its Subsidiaries which, pursuant to applicable Law or any applicable collective bargaining agreement or other Contract, must be notified, consulted or with which negotiations are required to be conducted in connection with the Contemplated Transactions. Neither the Company nor any of its Subsidiaries is party to or otherwise bound by any collective bargaining agreement or similar labor Contract with any labor union, works council, employee committee or representative or other labor organization with respect to employees of the Company or its Subsidiaries.

(c) Except for matters that, individually and in the aggregate, have not had a Material Adverse Effect, as of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened (i) strike, lockout, work stoppage, slowdown, picketing or material labor dispute with respect to or involving any employees of the Company or its Subsidiaries, (ii) arbitration or grievance against the Company or its Subsidiaries involving current or former employees of the Company or its Subsidiaries or (iii) litigation, administrative charge, agency audit or similar Proceeding against the Company or its Subsidiaries involving current or former employees of the Company or its Subsidiaries.

Section 5.16 Intellectual Property.

(a) The Company and its Subsidiaries are the owners of (with valid right, title and interest in), free and clear of all Liens (except Permitted Liens), and have a valid right to use in their business as currently conducted, all material items of Owned Intellectual Property.

(b) The Company and its Subsidiaries have a valid right to use in their business as currently conducted all material items of Intellectual Property that are not Owned Intellectual Property (“Third Party Intellectual Property”), and have used any Third Party Intellectual Property that is the subject of an Intellectual Property License Agreement in accordance with, and have not breached any of, the terms of the applicable Intellectual Property License Agreement, except where the failure to have the right to use such Third Party Intellectual Property, or a breach of such applicable Intellectual Property License Agreement, individually or in the aggregate, has not had a Material Adverse Effect.

(c) As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened in writing Proceedings before any court, agency, arbitral tribunal or registration authority in any jurisdiction alleging that the activities or conduct of the business of the Company and its Subsidiaries infringe upon, misappropriate, violate or constitute the unauthorized use of the Intellectual Property rights of any third party or challenging the Company’s ownership, use, rights, validity, enforceability or registrability of any Owned Intellectual Property, except for matters that, individually or in the aggregate, have not had a Material Adverse Effect.

(d) To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate (either directly or indirectly, such as through contributory infringement or inducement to infringe) any Intellectual Property rights of any other Person, and since January 1, 2019 through the date of this Agreement, the Company and its Subsidiaries have not received any written notice or assertion of any such infringement or misappropriation, except in each case where such infringement or misappropriation, individually or in the aggregate, has not had a Material Adverse Effect.

(e) To the knowledge of the Company, as of the date of this Agreement, no third party is misappropriating, infringing, diluting or violating any Owned Intellectual Property or other Intellectual Property owned or used by the Company or its Subsidiaries, and no Proceedings or other adversarial claims have been brought or threatened, against any third party by the Company, except for such misappropriation, infringement, dilution or violation or Proceeding or claim that, individually or in the aggregate, has not had a Material Adverse Effect.

Section 5.17 Environmental Laws and Regulations. Except as has not had, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries are and, since January 1, 2019, have been in compliance with all applicable Environmental Laws and have obtained and are and, since January 1, 2019, have been in compliance with all Environmental Permits currently required for their respective business and operations and (b) since January 1, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of violation, notification of liability, demand, request for information, citation, summons or order alleging any liability of the Company or any the Subsidiaries of the Company pursuant to any Environmental Law. As of the date of this Agreement, no Proceeding is pending or, to the knowledge of the Company, threatened in writing by any Governmental Authority or any other Person against the Company or its Subsidiaries relating to or arising under any Environmental Law.

Section 5.18 Contracts.

(a) As of the date of this Agreement, except as filed as an unredacted exhibit to a Company SEC Document or set forth in Section 5.18(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any Contract relating to Indebtedness (other than Contracts among direct or indirect wholly-owned Subsidiaries) in excess of $2,000,000;

(ii) any joint venture, partnership, limited liability company or other similar Contract relating to the formation, creation, operation, management, sharing of profit or losses or control of any partnership, strategic alliance or joint venture, in each case, material to the Company and its Subsidiaries, taken as a whole;

(iii) any Contract relating to the acquisition or disposition of any assets, business or real property (whether by merger, sale of stock, sale of assets or otherwise) that is material to the Company and its Subsidiaries, taken as a whole, and with respect to which the Company and its Subsidiaries have material obligations remaining to be performed or material liabilities continuing after the date of this Agreement;

(iv) any Contract under which the Company or any of its Subsidiaries licenses to any Person any material Owned Intellectual Property or any Person licenses to the Company or any of its Subsidiaries any material Intellectual Property (other than commercially-available software in the ordinary course of business);

(v) any Contract that provides for the purchase or sale of goods or services having a value of $3,000,000 or more per year that is not terminable by the Company or its Subsidiaries without penalty with 90 days or less notice;

(vi) any material contract with a Governmental Authority or with any other Person that is a subcontract relating to a Contract between such Person and a Governmental Authority;

(vii) any Contract that limits or restricts either the type of business in which the Company and its Subsidiaries may engage or the manner or locations in which they may engage in any business, including any covenant not to compete (geographically or otherwise), exclusivity or exclusive dealing obligation, “most favored nation” pricing or other obligation or similar right or obligation, in each case that is material to the Company and its Subsidiaries, taken as a whole;

(viii) any Contract relating to any transaction involving a related person disclosed or required to be disclosed by the Company in accordance with Item 404 of Regulation S-K under the Securities Act; or

(ix) any other Contract that the Company has determined is required to be filed as an exhibit to any SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S–K under the Securities Act) that has not been filed as an exhibit to or incorporated by reference in the SEC Documents filed prior to the date of this Agreement.

(b) The Contracts listed or required to be listed in Section 5.18(a) of the Company Disclosure Letter or filed as an exhibit to any SEC Document are referred to herein as the “Company Contracts.” The Company has made available to Parent accurate and complete copies of each Company Contract. Except for matters which, individually or in the aggregate, have not had a Material Adverse Effect, (i) each Company Contract is a valid and binding Contract of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, and (ii) as of the date of this Agreement, none of the Company, any Subsidiary or, to the knowledge of the Company, any other party thereto is (with or without notice or lapse of time, or both) in default or breach under the terms of any such Company Contract.

Section 5.19 Real Property.

(a) With respect to the Owned Real Property and Leased Real Property, all buildings, structures, fixtures and improvements are in all respects adequate and sufficient and in reasonably satisfactory condition to support the operations of the Company and its Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had a Material Adverse Effect.

(b) With respect to each parcel of Owned Real Property (i) the Company or its applicable Subsidiary has good and marketable fee simple (or equivalent) title to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no outstanding written agreements or other Contracts to purchase, exchange, place a Lien against, lease or otherwise transfer such Owned Real Property and (iii) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened in writing condemnation or other Proceedings relating to the Owned Real Property, except, in each case, in respects that, individually or in the aggregate, have not had a Material Adverse Effect.

(c) With respect to each Lease relating to a parcel of Leased Real Property (i) the Company or its applicable Subsidiary that is party thereto has good and valid leasehold interests in such Lease (subject to the terms of the applicable Lease governing its interests therein), in each case free and clear of all Liens other than Permitted Liens, (ii) each such Lease is the legal, valid, binding and enforceable obligation of the Company or its applicable Subsidiary that is lessee thereunder and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, and (iii) the Company or its applicable Subsidiary has complied with the terms of such Lease through and including the date of this Agreement, except, in each case, in respects that, individually or in the aggregate, have not had a Material Adverse Effect.

Section 5.20 Insurance Coverage. The Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as the Company believes to be customary in the industry in which the Company and its Subsidiaries operate. Except as has not had a Material Adverse Effect, all such insurance policies are in full force and neither the Company nor any of its Subsidiaries is in breach or default under any such policy.

Section 5.21 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Lincoln International (the “Company Financial Advisor”) dated as of March 20, 2022 that, as of such date and subject to the limitations and assumptions set forth therein, the Offer Price and the Per Share Merger Consideration to be received by the holders of Common Stock pursuant to this Agreement are fair, from a financial point of view, to such holders. As of the date of this Agreement, such opinion has not been amended or withdrawn and remains in full force and effect.

Section 5.22 Brokers and Other Advisors. No Person other than the Company Financial Advisor is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the Contemplated Transactions based upon Contracts made by or on behalf of the Company or its Subsidiaries.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed or identified in the letter (the “Parent Disclosure Letter”) delivered to the Company by Parent prior to the execution of this Agreement (it being understood that any information contained therein will qualify and apply to the representations and warranties in this Article VI to which the information is specifically stated as referring to and will qualify and apply to other representations and warranties in this Article VI to the extent that it is reasonably apparent from such disclosure that such disclosure also qualifies or is applicable to such other sections), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1 Organization. Parent is a corporation duly organized and validly existing under the Laws of Oregon. Parent has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where failure to have such power or authority, individually or in the aggregate, has not prevented or materially impaired or delayed and would not reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the Contemplated Transactions.

Section 6.2 Merger Sub.

(a) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where failure to be so incorporated, existing or in good standing or to have such power or authority, individually or in the aggregate, has not prevented or materially impaired or delayed and would not reasonably be expected to prevent or materially impair or delay the ability of Merger Sub to consummate the Contemplated Transactions. Parent has made available to the Company accurate and complete copies of the Constituent Documents of Merger Sub, as amended and in effect on the date of this Agreement.

(b) Parent is, directly or indirectly, the record holder and Beneficial Owner of the outstanding Securities of Merger Sub set forth in the Parent Disclosure Letter, free and clear of any Liens and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities (other than restrictions on transfer arising under applicable securities Laws). All of the Securities so owned by Parent have been duly authorized and validly issued and are fully paid and nonassessable, and no such shares have been issued in violation of any preemptive or similar rights.

(c) Merger Sub has been formed solely for purposes of entering into this Agreement and carrying out the Contemplated Transactions. Merger Sub has not conducted any business or activities other than in connection with this Agreement.

Section 6.3 Authorization and Approval.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action, and no other proceedings on the part of Parent or Merger Sub are necessary for it to authorize this Agreement or to consummate the Contemplated Transactions, except for the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The respective Boards of Directors of Parent and Merger Sub have duly adopted resolutions by unanimous written consent (a) declaring it advisable for Parent and Merger Sub to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Contemplated Transactions. As of the date of this Agreement, such resolutions have not been amended or withdrawn and remain in full force and effect.

Section 6.4 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not and the consummation by Parent and Merger Sub of the Contemplated Transactions will not (i) conflict with any provisions of the Constituent Documents of Parent or Merger Sub, (ii) violate any Law or Order (assuming compliance with the matters set forth in Section 6.4(b)) applicable to Parent or Merger Sub, (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Contract to which Parent or Merger Sub is a party, (iv) result in the creation or imposition of any Lien upon any properties or assets of Parent or any of its Subsidiaries, including Merger Sub, or (v) cause the suspension or revocation of any Permit of Parent or Merger Sub, except, in the case of clauses (iii), (iv) and (v), any matters that, individually or in the aggregate, have not prevented or materially impaired or delayed, and would not reasonably be expected to prevent or materially impair or delay, the ability of Parent or Merger Sub to consummate the Contemplated Transactions.

(b) No clearance, consent, approval, order, waiver, license or authorization of or from, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority is required to be made or obtained by Parent or any of its Subsidiaries, including Merger Sub, in connection with the execution or delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Contemplated Transactions, except for (i) compliance by Parent with the HSR Act, (ii) the filing with the SEC of the Schedule TO in accordance with the Exchange Act and such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the Contemplated Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and (iv) such other matters that, individually or in the aggregate, have not prevented or materially impaired or delayed, and would not reasonably be expected to prevent or materially impair or delay, the ability of Parent or Merger Sub to consummate the Contemplated Transactions.

Section 6.5 Litigation. As of the date of this Agreement, there is no Proceeding (whether at Law or in equity) pending, affecting or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries (including Merger Sub) or, to the knowledge of Parent, any of their respective directors, officers, properties or assets, that has prevented or materially impaired or delayed, or would reasonably be expected to prevent or materially impair or delay, the ability of Parent or Merger Sub to consummate the Contemplated Transactions.

Section 6.6 Ownership of Securities and Equity Rights. Neither Parent nor any of its Affiliates is, or during the past three years has been, an “interested stockholder” of the Company for purposes of Section 203(c) of the DGCL.

Section 6.7 Disclosure. None of the Offer Documents will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at any time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.8 Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (whether oral or written) (a) with any stockholder of the

Company in connection with the Contemplated Transactions (except for the Tender and Support Agreements) or the post-Closing operations of the Surviving Corporation and its Subsidiaries, (b) pursuant to which any third party has agreed to provide, directly or indirectly, equity capital to Parent, the Company or any of their respective Affiliates to finance, in whole or in part, directly or indirectly, any of the Contemplated Transactions or (c) pursuant to which any current officer or employee of the Company or any of its Subsidiaries as agreed or committed to (i) remain as an officer or employee of Parent, the Company or any of their respective Affiliates following the Acceptance Time (other than pursuant to employment contracts with the Company or its Subsidiaries in effect as of the date of this Agreement), (ii) contribute or “roll-over” any portion of such officer or employee’s shares of Common Stock or Equity Rights relating to shares of Common Stock to Parent, the Company or any of their respective Affiliates or (iii) receive any Securities or Equity Rights of Parent, the Company or any of their respective Affiliates.

Section 6.9 Financing.

(a) Parent has delivered to the Company an accurate and complete copy of the executed debt commitment letter (including any replacement of such debt commitment letter in connection with any Alternative Financing or otherwise, as replaced, amended, supplemented, modified or waived, including all exhibits, schedules and annexes to such letters, the “Debt Commitment Letter”) pursuant to which the Financing Sources named therein have committed, upon the terms and subject to the conditions set forth therein, to provide financing in the amounts set forth therein (the “Debt Financing”) for the purpose of funding the Contemplated Transactions. Parent has also delivered to the Company an accurate and complete copy of the executed fee letter that relates to the Debt Financing (the “Debt Fee Letter”); provided that the fee amounts, pricing caps and other economic terms, and the rates and fee amounts included in the “market flex” provisions (but not covenants or other terms), may be redacted in a customary manner so long as none of such redacted provisions could adversely affect the conditionality, termination or aggregate principal amount of the Debt Financing.

(b) As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified. The Debt Commitment Letter, in the form delivered to the Company, is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(c) There are no other agreements, side letters, understandings or arrangements relating to the Debt Commitment Letter, the Debt Fee Letter, any engagement letters or fee discount letters related to the permanent financing referred to in the Debt Commitment Letter that would permit a reduction in the amounts provided under the Debt Commitment Letter (other than contemplated by the terms of the Debt Commitment Letter as in effect on the date of this Agreement) or impose additional conditions precedent, or permit any party thereto to expand, amend or modify any of the conditions precedent set forth therein or which would limit or delay the obligations of the Financing Sources to provide sufficient funding to complete the Contemplated Transactions in accordance with the terms of the Debt Commitment Letter.

(d) As of the date of this Agreement, no event has occurred which would reasonably be expected to constitute a default or breach on the part of Parent or any of its Affiliates under any term or condition of the Debt Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter and this Agreement. Parent has, or has caused to be, fully paid any and all commitment fees or other fees required by the Debt Commitment Letter and the Debt Fee Letter to be paid by it on or prior to the date of this Agreement. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company set forth in Article V, and the satisfaction of the conditions contained in Sections 2.2 and 9.1 and set forth on Annex I, as of the date of this Agreement, Parent is not aware of any fact or occurrence that, with or without notice, lapse of time or both, would reasonably be expected to (i) make any of the assumptions or any of the statements set forth in the Debt Commitment Letter inaccurate in any material respect, (ii) result in any of the terms or conditions in the Debt Commitment Letter not being satisfied, (iii) cause the Debt Commitment Letter to be ineffective or (iv) otherwise result in the Debt Financing not being available on a timely basis in order to consummate the Contemplated Transactions.

(e) Subject to the terms and conditions of the Debt Commitment Letter, the aggregate proceeds from the Debt Financing, together with the other available capital resources of Parent and its Subsidiaries, will be sufficient to (i) enable Parent and Merger Sub to deliver the Offer Price and the Merger Consideration in accordance with this Agreement and (ii) pay all expenses incurred by Parent in connection with this Agreement and all other amounts payable by Parent and Merger Sub at the Closing. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company set forth in Article V, and the satisfaction of the conditions contained in Sections 2.2 and 9.1 and set forth on Annex I, neither Parent nor Merger Sub has any reason to believe that the conditions to the Debt Financing will not be satisfied or that the full amount of the Debt Financing contemplated by the Debt Commitment Letter will not be available as of the Closing.

(f) To the extent this Agreement must be in a form acceptable to any Financing Source, such Financing Source has approved this Agreement.

(g) Notwithstanding anything in this Agreement to the contrary, Parent acknowledges and agrees that Parent’s obligations under this Agreement are not conditioned in any manner whatsoever upon Parent or Merger Sub obtaining proceeds from the Debt Financing to satisfy any funding obligations under this Agreement, and the obtaining of the Debt Financing is not a condition to Closing or the consummation of the Contemplated Transactions.

Section 6.10 Solvency. Assuming (a) the accuracy of the representations and warranties of the Company set forth in Article V, (b) the compliance with and performance by the Company of its obligations hereunder and (c) that the Company is Solvent immediately prior to the Acceptance Time, after giving effect to all of the Contemplated Transactions, including the consummation of the Debt Financing, Parent and its Affiliates (including, following the Closing, the Company and its Subsidiaries) will be Solvent. For the purpose of this Section 6.10, the term “Solvent” when used with respect to any Person, means that as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person as of such date exceed (i) the value of all “liabilities” of such Person, including “contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (ii) the amount that is required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person does not have as of such date an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person is able to pay its liabilities, including contingent and other liabilities, as they mature. For the purpose of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person is able to generate sufficient cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer of property is being made, and no obligation is being incurred, in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries).

Section 6.11 Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying or has relied on any representation or warranty whatsoever regarding the Contemplated Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties of the Company in Section 5 and the information set forth in the Company Disclosure Letter. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Contemplated Transactions, and each of Parent and Merger Sub acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed and excluded by the Company.

(b) In connection with the due diligence investigation of the Company and its Subsidiaries by Parent, Merger Sub and their respective Representatives, Parent, Merger Sub and their respective Representatives have received and may continue to receive from the Company and its Representatives after the date of this Agreement certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company, any of its Subsidiaries, any of their respective Representatives or any other Person with respect thereto unless any such information is expressly included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Company, any of its Subsidiaries, any of their respective Representatives nor any other Person has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in this Agreement.

Section 6.12 Brokers and Other Advisors. Except for Persons whose fees and expenses will be paid by Parent, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the Contemplated Transactions based upon Contracts made by or on behalf of Parent or its Subsidiaries (including Merger Sub).

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.1 Operating Covenants. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 10.1, unless Parent otherwise consents in writing (which will not be unreasonably withheld, delayed or conditioned), except as set forth in Section 7.1 of the Company Disclosure Letter or expressly provided for in this Agreement or required by applicable Law (including any COVID-19 Measures), the Company will, and will cause each of its Subsidiaries to, use its reasonable best efforts to conduct its business in the ordinary course and to preserve intact its business organization and goodwill and relationships with all customers, suppliers, employees, distributors and others having material business dealings with it. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 7.1 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement or required by applicable Law (including any COVID-19 Measures), from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 10.1, without the prior written consent of Parent (which will not be unreasonably withheld, delayed or conditioned), the Company will not, and will not permit any of its Subsidiaries to:

(a) amend, modify or enter into any of the Constituent Documents, or the terms of any Security, of the Company or any of its Subsidiaries;

(b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than dividends or distributions by wholly-owned Subsidiaries of the Company to the Company;

(c) split, combine, subdivide or reclassify any of its Securities or issue or propose or authorize the issuance of any other Securities or Equity Rights in respect of, in lieu of, or in substitution for, its Securities, other than issuances of shares of Common Stock in connection with the exercise of Equity Rights that are outstanding on the date of this Agreement;

(d) repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such Securities, other than (i) the acquisition by the Company of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Equity Rights in order to pay the exercise price thereof, (ii) the withholding of shares of Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Stock Plans or pursuant to individual equity compensation award agreements, (iii) the acquisition by the Company of Equity Rights of the Company in connection with the forfeiture of such Equity Rights or (iv) as required by any Benefit Plan as in effect on the date of this Agreement;

(e) issue, sell, transfer, dispose of, grant, pledge or otherwise encumber any Securities or Equity Rights of the Company or any of its Subsidiaries, other than issuances of Common Stock in connection with the exercise of or settlement of Equity Rights that are outstanding on the date of this Agreement;

(f) merge or consolidate the Company or any of its Subsidiaries with any Person, sell or otherwise dispose of (by merger consolidation, sale of stock or assets or otherwise), any securities or assets of the Company or any of its Subsidiaries, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, securities or assets (i) constituting a business or (ii) or those with a value or purchase price in the aggregate in excess of $2,000,000 in any transaction or series of related transactions;

(g) transfer, sell, assign, lease, license, surrender, cancel, abandon, divest, allow to lapse or otherwise dispose of any material asset, product line, line of business, right or property (including any interest in a partnership, joint venture or similar entity), other than the sale of finished products to customers and distributors and other than the disposal of unused, excess or obsolete tangible assets in the ordinary course of business;

(h) make any loans, advances or capital contributions to, or investments in, any other Person other than (i) by the Company or any wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company or (ii) pursuant to any Contract or other legal obligation existing at the date of this Agreement set forth on Section 7.1(h) of the Company Disclosure Letter;

(i) create, incur, guarantee or assume any Indebtedness, or issue or sell any debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except (i) Indebtedness incurred in the ordinary course of business not to exceed $2,000,000 in the aggregate, (ii) Indebtedness incurred under facilities or lines of credit in existence on the date of this Agreement (without amendment or waiver of any such facilities or lines of credit), (iii) Indebtedness in replacement of existing Indebtedness on customary commercial terms, but in all cases consistent in all material respects with the Indebtedness being replaced and (iv) guarantees by the Company of Indebtedness of wholly-owned Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness of the Company;

(j) make or commit to make any capital expenditure, except for (i) aggregate expenditures in an amount not in excess of (and for projects consistent with) the capital expenditure budget made available to Parent prior to the date of this Agreement (the amount of the capital expenditure budget being set forth in Section 7.1(j) of the Company Disclosure Letter), and (ii) additional expenditures in an amount not to exceed $2,000,000 in the aggregate during any 12-month period;

(k) abandon, modify, waive or terminate any material Permit;

(l) other than as required by any Benefit Plan as in effect on the date of this Agreement or as necessary to comply with applicable Law, (i) amend or otherwise modify benefits under any Benefit Plan, (ii) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Benefit Plan or (iii) terminate or establish any Benefit Plan;

(m) except as required by any Benefit Plan as currently in effect on the date of this Agreement or as required under any Multiemployer Plan, grant any material increase (determined with reference to the compensation paid to the individuals involved) in the compensation or benefits of directors, officers, employees or agents of the Company or its Subsidiaries;

(n) enter into or materially amend or modify any severance, consulting, retention or employment agreement, plan, program or Contract, other than (i) in the case of consulting agreements with independent contractors, in the ordinary course of business, (ii) with respect to new hires or employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, or (iii) as required by any collective bargaining agreement; provided that (A) in the case of new hires, such agreements, plans, programs or Contracts, or any amendments or modifications thereto, are consistent with the past practices of entering into such agreements, plans, programs or Contracts, for newly hired employees in similar positions and (B) in the case of promotions, such amendments or modifications are consistent with the past practices of making such amendment or modifications for promoted employees in similar positions;

(o) hire or terminate any employee whose base salary and bonus opportunity exceeds $200,000 per annum (other than a termination for cause) or promote any employee to a position with a base salary and bonus opportunity that exceeds $200,000 per annum;

(p) enter into, amend or otherwise become bound by, or amend or modify, a collective bargaining agreement or similar labor Contract with a labor union, works council, employee committee or representative or other labor organization with respect to employees of the Company or its Subsidiaries;

(q) effect any “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any comparable state or non-U.S. Law;

(r) settle or compromise any Proceeding, other than (i) settlements or compromises of pending workers’ compensation and automobile liability claims in the ordinary course of business that do not involve amounts in excess of $500,000 per Proceeding, net of any amounts covered by insurance that the Company expects to be promptly paid by the applicable insurer, or (ii) settlements or compromises of other Proceedings in the ordinary course of business that do not involve amounts in excess of $300,000 per Proceeding or $2,000,000 in the aggregate for all such Proceedings in this clause (ii), net of any amounts covered by insurance that the Company expects to be promptly paid by the applicable insurer; provided that neither the Company nor any of its Subsidiaries will settle or compromise or agree to settle or compromise any Proceeding which settlement or compromise involves a conduct remedy or injunctive or similar relief that has a material restrictive impact on the Company’s or any Subsidiary’s business;

(s) enter into any consent, decree, injunction or similar restraint or form of equitable relief that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(t) make any material change with respect to accounting policies or procedures, except as may be required by changes in GAAP after the date of this Agreement, change its fiscal year or make any material change in internal accounting or disclosure controls and procedures that could reasonably be expected to negatively impact the Company or its Subsidiaries;

(u) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(v) enter into any material Contract with respect to any joint venture, strategic partnership or alliance (excluding customer agreements entered into in the ordinary course of business), in each case which limits or restricts either the type of business in which the Company and its Subsidiaries may engage or the manner or locations in which they may engage in any business, including any covenant not to compete (geographically or otherwise), exclusivity or exclusive dealing obligation, “most favored nation” pricing or other similar obligation or right, in each case that is material to the Company and its Subsidiaries, taken as a whole;

(w) except as required by GAAP, in the ordinary course of business or as would not have a material effect on the Tax liability of the Company or any of its Subsidiaries: (i) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (ii) amend any material Tax Returns or file claims for material Tax refunds, (iii) enter into any material closing agreement with respect to Taxes, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries, or (iv) settle or compromise any material Tax claim, audit or assessment for an amount materially in excess of the amount reserved or accrued on the Financial Statements (or most recent consolidated balance sheet included in the SEC Documents); or

(x) agree or commit to do any of the foregoing.

Without limiting any Party’s rights or obligations under this Section 7.1, the Parties acknowledge and agree that nothing contained in this Agreement will give any Party, directly or indirectly, the right to control, direct or influence any other Party’s operations prior to the Closing Date and, prior to the Closing Date, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding any provision in this Agreement to the contrary, (i) the failure of the Company or any of its Subsidiaries to take or cause to be taken an action prohibited by the second sentence of this Section 7.1 will in no event be deemed to constitute a breach of the first sentence of this Section 7.1 and (ii) any action taken, or omitted to be taken, by the Company or any of its Subsidiaries that (A) is substantively consistent with the policies of the Company or any of its Subsidiaries in connection with COVID-19 or in response to COVID-19 Measures generally or (B) the Company or any of its Subsidiaries believes in good faith is necessary or appropriate to comply with any COVID-19 Measure will, in all cases, be deemed, without further action and without consent of Parent or Merger Sub, to comply with the covenants and agreements of the Company and its Subsidiaries contained in this Agreement.

Section 7.2 Acquisition Proposals.

(a) From and after the date of this Agreement, the Company will, and will cause each of its Subsidiaries and each of its and their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person or its Representatives (other than Parent and Merger Sub and their Representatives) with respect to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal, and will discontinue access of such Persons and their Representatives to any electronic data room or similar information-sharing platform.

(b) Except as expressly permitted in accordance with Section 7.2(c), from and after the date of this Agreement until the earlier of the Acceptance Time or the termination of this Agreement in accordance with Section 10.1, the Company will not, and will cause each of its Subsidiaries and each of its and their Representatives not to, directly or indirectly, (i) knowingly initiate, solicit, facilitate or encourage any inquiry or the making or announcement of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, participate or engage in or continue any discussions or negotiations regarding, furnish to any Person or its Affiliates or Representatives any information or data with respect to, or otherwise cooperate with or knowingly take any other action to facilitate any inquiry, proposal or offer that constitutes, relates to or would reasonably be expected to lead to any Acquisition Proposal or that requires, or would be reasonably expected to require, the Company to abandon, terminate or fail to consummate the Contemplated Transactions, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other Contract relating to, providing for or that would reasonably be expected to lead to an Acquisition Proposal or that could prevent or delay the consummation of the Contemplated Transactions, (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover statute or regulation (including the approval of any Person becoming an “interested stockholder” pursuant to Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company’s Constituent

Documents, inapplicable to any transactions contemplated by an Acquisition Proposal, (v) amend, modify or waive any provision of the Rights Plan or cause or permit any of the rights issued pursuant to the Rights Plan to be redeemed, cancelled or terminated or (vi) resolve, propose or agree to do any of the foregoing.

(c) Notwithstanding Section 7.2(b), at any time prior to, but not after, the Acceptance Time, the Company may, in response to an unsolicited bona fide written Acquisition Proposal made after the date of this Agreement and prior to the Acceptance Time, furnish information and data to the Person making such Acquisition Proposal and its Representatives pursuant to and in accordance with an Acceptable Nondisclosure Agreement and participate and engage in discussions or negotiations with the Person regarding such Acquisition Proposal if, in each case, the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to furnish such information or participate in such discussions or negotiations would be inconsistent with its fiduciary duties to the stockholders of the Company under the DGCL. In accordance with this Section 7.2(c), the Company and its Representatives (i) may seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to an Acquisition Proposal or a Superior Proposal, (ii) will inform a Person that has made an Acquisition Proposal of the provisions of this Section 7.2 and (iii) may waive any “standstill” or similar provisions in any Contract with any Person to the extent such provisions would prohibit such Person from making an Acquisition Proposal privately to the Board of Directors of the Company where the Board of Directors makes a good faith determination, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under the DGCL. All information provided by the Company or any of its Subsidiaries to any Person entering into an Acceptable Nondisclosure Agreement pursuant to this Section 7.2(c) that has not been previously provided to Parent must be provided by the Company to Parent concurrently with or as promptly as practicable (and, in any event, within 48 hours) after the time it is provided to such Person.

(d) Except as expressly permitted in accordance with Section 7.2(e) and Section 7.2(f), from and after the date of this Agreement until the earlier of the Acceptance Time or the termination of this Agreement in accordance with Section 10.1, neither the Board of Directors of the Company nor any committee thereof will (i) change, withhold, withdraw or qualify or modify in a manner adverse to Parent, or propose publicly to change, withhold, withdraw or qualify or modify in a manner adverse to Parent, the Recommendation or its approval of this Agreement or the Contemplated Transactions, (ii) approve, adopt, declare advisable, endorse or recommend, or propose publicly to approve, adopt, declare advisable, endorse or recommend, any Acquisition Proposal or (iii) resolve or propose to take any action described in clause (i) or (ii) above (any of the foregoing actions, a “Change in Recommendation”).

(e) Notwithstanding Section 7.2(d) but subject to Section 7.2(f), at any time prior to the Acceptance Time, if (i) an Intervening Event has occurred and is continuing or (ii) subject to Section 7.2(b), the Company has received an Acquisition Proposal after the date of this Agreement that has not been withdrawn or otherwise modified that the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, constitutes a Superior Proposal, then, in either case, the Board of Directors of the Company may effect a Change in Recommendation if the Board of Directors of the Company has determined in good faith, after consultation with such counsel and financial advisor, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under the DGCL.

(f) Notwithstanding Section 7.2(e), the Board of Directors of the Company may not effect a Change in Recommendation unless (i) the Board of Directors of the Company has first provided at least five Business Days’ advance written notice to Parent that it is prepared to effect a Change in Recommendation, which notice will, in the case of the occurrence of an Intervening Event, include a written description in reasonable detail of such Intervening Event and, in the case of a Superior Proposal, attach the most current version of the proposed agreement relating such Superior Proposal (or if there is no proposed agreement, a description in reasonable detail of the material terms and conditions of such Superior Proposal, including the identity of the Person making such Superior Proposal), (ii) during the applicable five Business Day period, if requested by Parent, the Company and its Representatives will have engaged in good faith negotiations with Parent to amend this Agreement in a manner that obviates the need for a Change in Recommendation as a result of such Intervening Event or Superior Proposal, as applicable, it being understood that the Board of Directors of the Company will consider in good faith all proposals made by Parent, and (iii) Parent does not make, within five Business Days after the receipt of such notice, a proposal that the Board of Directors of the Company determines in good faith (taking into account any revisions to the terms of the Contemplated Transactions proposed by Parent as provided in this Section 7.2(f)), after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, obviates the need for a Change in Recommendation as a result of such Intervening Event or Superior Proposal, as applicable, if such proposal is implemented as proposed by Parent. With respect to a Superior Proposal described in Section 7.2(e)(ii), if there is any material change to the terms and conditions of such Superior Proposal, then the provisions of this Section 7.2(f) will be applicable with respect to each Change in Recommendation relating to any such amended Superior Proposal; provided that the five Business Day advanced written notice period provided in the first sentence of this Section 7.2(f) will be reduced to two Business Days in connection with any such Change in Recommendation.

(g) If, after compliance with the provisions of Section 7.2(f), the Board of Directors of the Company determines to effect a Change in Recommendation in connection with a Superior Proposal, it may do so pursuant to Section 10.1(d)(iv) if substantially concurrently with such termination the Company enters into a definitive written agreement to consummate the transactions contemplated by such Superior Proposal and pays the Termination Fee to Parent substantially concurrently with, and as a condition to, such termination in accordance with Section 10.3(a)(ii).

(h) As promptly as practicable after the receipt by the Company of any Acquisition Proposal, whether orally or in writing, any inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, any request for nonpublic information relating to the Company or any of its Subsidiaries or any request to engage in discussions or negotiations with respect to an Acquisition Proposal, and in any case within 48 hours after the receipt thereof, the Company will provide oral and written notice to Parent of such Acquisition Proposal, inquiry, proposal, offer or request, the identity of the Person making any such Acquisition Proposal, inquiry, proposal, offer or request and the material terms and conditions of such Acquisition Proposal, inquiry, proposal, offer or request, including a copy of any such written Acquisition Proposal (and any amendments or modifications thereto), written inquiry, offer, proposal or request, as applicable. The Company (and its outside counsel) will keep Parent (and its outside counsel) fully informed on a prompt basis of the status of any such Acquisition Proposal, inquiry, proposal, offer or request and any modifications or proposed modifications thereto.

(i) Nothing contained in this Section 7.2 will prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal, including with respect to any “stop, look and listen” or similar communication by the Company; provided that neither the Company or the Board of Directors of the Company may effect a Change in Recommendation except in accordance with Section 7.2(e) and Section 7.2(f).

(j) The Company will promptly inform its and its Subsidiaries’ respective Representatives of the restrictions set forth in this Section 7.2. Any breach or violation of the restrictions set forth in this Section 7.2 by any Subsidiary of the Company or by any Representative of the Company or any of its Subsidiaries will be deemed to be a breach of violation of such restrictions by the Company.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Access to Information; Confidentiality.

(a) Subject to Section 8.1(b), upon reasonable prior notice, the Company will, and will cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours to the respective properties, books, records (including Tax records), Contracts, commitments and personnel of the Company and its Subsidiaries. Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including as a result of COVID-19 or any COVID-19 Measures).

(b) Notwithstanding Section 8.1(a), the Company will not be required to permit any physical or invasive environmental testing or sampling with respect to any of its properties or facilities and will not be required to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate applicable Law, (ii) waive the protection of an attorney-client privilege or other legal privilege (subject to reasonable cooperation between the Parties with respect to entering into appropriate joint defense, community of interest or similar agreements or arrangements with respect to the preservation of such privileges) or (iii) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company has used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. In the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it will provide notice to Parent that it is withholding such access or information and will use its reasonable best efforts to communicate, to the extent practicable, the applicable information in a manner that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege.

(c) Nothing in this Section 8.1 will require the Company to disclose or permit the inspection of (i) information regarding the strategic alternatives process conducted by the Company prior to the date of this Agreement, including information regarding any proposals or inquiries received by the Company in connection with such process or the identities of any Persons participating in such process, (ii) information regarding the deliberations of the Board of Directors of the Company or any committee thereof with respect to this Agreement or the Contemplated Transactions, including any materials provided to the Board of Directors or any committee in connection therewith, or (iii) information regarding any Acquisition Proposal, which will be governed by Section 7.2.

(d) No investigation pursuant to this Section 8.1 will affect any of the representations, warranties or conditions to the obligations of the Parties contained in this Agreement.

(e) All information furnished pursuant to this Section 8.1 or otherwise pursuant to this Agreement will be subject to the Nondisclosure Agreement dated as of November 8, 2021 between the Company and Parent (the “Nondisclosure Agreement”). If this Agreement is, for any reason, terminated prior to the Closing, the Nondisclosure Agreement will continue in full force and effect in accordance with its terms.

Section 8.2 Notification.

(a) The Company, promptly after obtaining knowledge of any of the following, will notify Parent of (i) any inaccuracy in any representation or warranty of the Company in this Agreement and (ii) any failure by the Company to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied by it in accordance with this Agreement, in each case if and only to the extent that such inaccuracy or failure would cause any of the conditions to the obligations of Parent or Merger Sub to consummate the Offer set forth in paragraph (d) or paragraph (e) of Annex I to fail to be satisfied at the then scheduled Expiration Time.

(b) Parent, promptly after obtaining knowledge of any of the following, will notify the Company of (i) any inaccuracy in any representation or warranty of Parent or Merger Sub in this Agreement and (ii) any failure by Parent or Merger Sub to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied by it in accordance with this Agreement, in each case if and only to the extent that such inaccuracy or failure would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Sub of any of the Contemplated Transactions on a timely basis or the compliance by Parent or Merger Sub with its obligations under this Agreement.

(c) The delivery of any notice pursuant to this Section 8.2 will not affect or be deemed to modify any representation or warranty, or cure any inaccuracy therein, of the Company, Parent or Merger Sub set forth in this Agreement, any of the conditions to the obligations of Parent and Merger Sub to consummate the Contemplated Transaction or any of the remedies available to the Parties in connection with this Agreement. A Party’s failure to comply with this Section 8.2 will not provide any other Party with the right not to consummate the Contemplated Transactions, except to the extent that any other provision of this Agreement independently provides such right with respect to the matter subject to such failure.

Section 8.3 Regulatory Approvals and Consents.

(a) Subject to the terms and conditions of this Agreement (including the limitations in Section 8.3(d)), each of Parent and the Company will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the Contemplated Transactions, including (i) determining all necessary or, in the reasonable judgment of Parent and the Company, advisable filings, notices, petitions, clearances, statements, registrations, submissions of information, applications and other documents necessary to consummate the Contemplated Transactions (including from Governmental Authorities or third parties), (ii) preparing and filing as promptly as practicable all documentation to effect such filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (iii) obtaining all approvals, consents, registrations, waivers, permits, authorizations, clearances, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Contemplated Transactions.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company will (i) make or prepare, or cause to be made or prepared, the documents, forms, filings or submissions required of such Party (or, in the reasonable judgment of Parent and the Company, filings that are advisable to be made by such Party) under the HSR Act with respect to the Contemplated Transactions as promptly as practicable and in any event within 10 Business Days after the date of this Agreement, (ii) comply at the earliest practicable date with any “second request” for information or documents under the HSR Act received by such Party, (iii) act in good faith and reasonably cooperate with the other Party in connection with any such filings and in connection with resolving any investigation or other inquiry of any Governmental Authority under the HSR Act and (iv) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Contemplated Transactions, except with the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed or conditioned. The filing fees relating to any such filings under the HSR Act will be shared equally between Parent and the Company.

(c) To the extent not prohibited by applicable Law, each of Parent and the Company will use its reasonable best efforts to furnish to the other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions or any other written materials made to or received from any applicable Governmental Authority; provided that materials may be redacted (i) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege or confidentiality concerns. Each of Parent and the Company will give the other Party reasonable and prompt prior notice of any communication with, and any proposed understanding, undertaking or Contract with, any Governmental Authority regarding any such filings or any such transaction, and keep the other party informed as to the status of any request, inquiry, objection, charge or other action, actual or threatened, by or before any Governmental Authority with respect to the Contemplated Transactions. Each of Parent and the Company will not independently participate in any substantive meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without using reasonable best efforts to give such other Party prompt prior notice of the meeting or conversation and, unless prohibited by any such Governmental Authority or applicable Law, the opportunity to attend or participate in such meeting or conversation. The Parties will consult and cooperate with one another in advance of, and consider in good faith the views of the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act, including consulting with each other in advance of any meeting or substantive communication with any Governmental Authority and, to the extent permitted by such Governmental Authority, giving the other party the opportunity to attend and participate thereat. The Company will provide, and will cause its Affiliates to provide, full and effective support to Parent in all material respects in all such communications and other discussions or actions to the extent requested by Parent.

(d) Subject to the next sentence, each of Parent and the Company will use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act with respect to the Contemplated Transactions as promptly as practicable after the date of this Agreement and to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Contemplated Transactions under the HSR Act. Notwithstanding the foregoing, Parent and the Company acknowledge and agree that Parent’s obligation to use reasonable best efforts under this Agreement expressly excludes: (i) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (ii) agreeing to sell, divest or otherwise convey or hold separate any asset or business of Parent, the Company or any of their respective Subsidiaries, (iii) permitting the Company to sell, divest or otherwise convey or hold separate any assets or businesses of the Company or any of its Subsidiaries, (iv) terminating existing relationships, contractual rights or obligations of Parent, the Company or any of their respective Subsidiaries, (v) terminating any joint venture or other arrangement of Parent, the Company or any of their respective Subsidiaries, (vi) creating any relationship, contractual right or obligation of Parent, the Company or any of their respective Subsidiaries and (vii) effectuating any other change or restructuring of the Company or any of its Subsidiaries and, in the case of actions by or with respect to the Company or any of its Subsidiaries, by consenting to such action by the Company or such Subsidiary, in each case to the extent that taking the foregoing required actions, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the business, assets, financial condition, operations or results of operations of Parent and its Subsidiaries (including for this purpose the Company and its Subsidiaries), taken as a whole, after giving effect to the consummation of the Contemplated Transactions.

(e) Subject to the limitations in Section 8.3(d), if any administrative or judicial Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging any Contemplated Transaction as violative of any applicable antitrust, competition or foreign investment Law, each of the Company and Parent, at its own expense, will use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or delays the consummation of the Contemplated Transactions.

(f) From the date of this Agreement through the earlier of the Closing Date and the termination of this Agreement in accordance with Section 10.1, Parent covenants and agrees that it will not, and that it will not cause or permit any of its Subsidiaries to, enter into any preliminary or definitive agreement, arrangement or understanding relating to, or otherwise consummate, any acquisition of stock or assets, merger, consolidation or other business combination, enter into any Contract, or form or agree to form of any joint venture or other collaborative business relationship, with or involving any Person, if in any such case such agreement, arrangement, understanding, Contract, transaction or relationship would be reasonably likely to prevent or delay the expiration of the notice period under the HSR Act with respect to the Contemplated Transactions or otherwise adversely affect the ability of the Parties to resolve any objections that may be asserted by any Governmental Authority with respect to the Contemplated Transactions under the HSR Act.

(g) Certain consents and waivers with respect to the Contemplated Transactions may be required in connection with Contracts to which the Company or its Subsidiaries are a party that have not been and may not be obtained. At Parent’s written request, the Company will, and will cause its Subsidiaries to, contact in writing, or assist Parent in contacting in writing, any such counterparty whose consent or waiver may be required or advisable in respect of the Contemplated Transactions and the Company will, and will cause its Subsidiaries to use reasonable best efforts to obtain such consents and waivers; provided that neither the Company nor any of its Subsidiaries may agree to any payment, obligation or undertaking, or any limitation on any rights of the Company or any of its Subsidiaries, in connection with obtaining any such consent or waiver without the prior written consent of Parent. Parent and Merger Sub acknowledge and agree that their obligations to consummate the Contemplated Transactions in accordance with this Agreement is not conditioned on obtaining any such consent or waiver.

Section 8.4 Public Announcements. Parent and the Company will develop a joint communications plan and each Party, from the date of this Agreement until the Closing Date or the date of the termination of this Agreement in accordance with Section 10.1, will (a) ensure that all press releases and other public statements or communications with respect to the Contemplated Transactions are consistent with such joint communications plan and (b) unless otherwise restricted by applicable Law, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the Contemplated Transactions. In addition to the foregoing, from the date of this Agreement until the Closing Date or the date of the termination of this Agreement in accordance with Section 10.1, except to the extent disclosed in or consistent with the Offer Documents or the Schedule 14D-9 in accordance with the provisions of Section 2.4, neither Parent nor the Company will issue any press release or otherwise make any public statement or disclosure concerning any other Party or any other Party’s business, financial condition or results of operations without the consent of such other Party, which consent will not be unreasonably withheld, delayed or conditioned. The provisions of this Section 8.4 will not apply to any public statement or disclosure by the Company relating to any Acquisition Proposal, which will be governed by Section 7.2.

Section 8.5 Transfer Taxes. Parent will pay, or cause to be paid, all documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar Taxes, fees and costs, together with any related interest, penalties, fines, fees, additions to Tax or other additional amounts with respect thereto incurred in connection with this Agreement or the Contemplated Transactions, and will file or cause to be filed all Tax Returns relating to the foregoing that are required to be filed by Parent, the Company or the Surviving Corporation.

Section 8.6 Directors’ and Officers’ Indemnification and Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses relating to acts or omissions at or prior to the Effective Time existing in favor of any Person who is or was at any time at or prior to the Effective Time a director (including in a capacity as a member of any committee), officer, employee or agent (including as a fiduciary with respect to any employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (together with their respective heirs, executors, successors and assigns, the “Indemnified Persons”) as provided in the Constituent Documents of the Company and its Subsidiaries, each as in effect as of the date of this Agreement, or in any indemnification or other agreement between an Indemnified Person and the Company or any of its Subsidiaries, will survive the Merger and Parent will cause the Surviving Corporation to fulfill and honor all such rights.

(b) For a period of six years from the Effective Time, Parent and the Surviving Corporation will cause the provisions of all relevant Constituent Documents and indemnification or other agreements relating to exculpation, indemnification and advancement of expenses to be maintained in effect without any amendment, repeal or other modification that would adversely affect any right thereunder of any Indemnified Person.

(c) From and after the Acceptance Time, in the event of any Proceeding arising in whole or part out of, based in whole or in part on or otherwise pertaining to (i) the fact that an Indemnified Person is or was a director (including in a capacity as a member of any committee), officer, employee or agent (including as a fiduciary with respect to any employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Contemplated Transactions, whether asserted before or after the Acceptance Time, Parent and the Surviving Corporation will, jointly and severally, indemnify, defend and hold harmless, as and to the fullest extent permitted by applicable Law, each Indemnified Person (whether or not a party to such Proceeding) against any and all losses, claims, damages, liabilities, judgments, fines, amounts paid in settlement and other costs and expenses, including reasonable attorney’s fees and expenses and other costs and expenses in advance of the final disposition of such Proceeding to each Indemnified Person to the fullest extent permitted by applicable Law subject to the receipt of any undertaking required by applicable Law, in connection with such Proceeding.

(d) Neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any Proceeding in connection with which indemnification could be sought by any Indemnified Person pursuant to this Section 8.6 unless such settlement, compromise or consent includes an unconditional release and discharge of such Indemnified Person from all liability arising out of such Proceeding or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent.

(e) Each of Parent and the Surviving Corporation will, at its own expense, cooperate with each Indemnified Person in connection with the defense of any matter for which such Indemnified Person could seek indemnification pursuant to this Section 8.6.

(f) The Company may obtain, at or prior to the Effective Time, prepaid or “tail” directors’ and officers’ liability and fiduciary risk insurance policies with respect to acts or omissions occurring at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Contemplated Transactions) for a period beginning at the Effective Time and ending six years after the Effective Time, covering each Indemnified Person on terms and conditions, including with respect to coverage amounts, deductibles and exclusions, that are, individually and in the aggregate, no less favorable to any Indemnified Person that those contained in such policies in effect as of the date of this Agreement. If such prepaid or “tail” insurance policies have been obtained by the Company, Parent will cause such policies to be maintained in full force and effect for their full term and will cause all obligations thereunder to be honored by it and the Surviving Corporation.

(g) If the Company does not obtain such prepaid or “tail” insurance policies, then for a period beginning on the Effective Time and ending six years after the Effective Time, Parent will maintain in effect the Company’s current directors’ and officers’ liability and fiduciary risk insurance policies with respect to acts or omissions occurring at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Contemplated Transactions), covering each Indemnified Person on terms and conditions, including with respect to coverage amounts, deductibles and exclusions, that are, individually and in the aggregate, no less favorable to any Indemnified Person than those contained in such policies in effect as of the date of this Agreement; provided that in no event will Parent or the Surviving Corporation be required to expend for any one coverage year more than 300 percent of the current annual premium expended by the Company to maintain or procure such insurance policies immediately prior to the Effective Time (such amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, Parent and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(h) The rights of each Indemnified Person hereunder will be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the Constituent Documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification Contract, the DGCL or otherwise.

(i) The provisions of this Section 8.6 will survive the consummation of the Contemplated Transactions and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons. In the event that the Surviving Corporation or any of its respective successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of the Surviving Corporation will assume and comply with the obligations set forth in this Section 8.6.

(j) The obligations of the Surviving Corporation under this Section 8.6 will not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the consent of such Indemnified Person, it being expressly agreed that the Indemnified Persons will be third party beneficiaries of this Section 8.6. Parent will honor, guaranty and stand as a surety for, and will cause the Surviving Corporation and its Subsidiaries and successors to honor and comply with, in accordance with their respective terms, each of the covenants contained in this Section 8.6 without limit as to time.

Section 8.7 Employee Matters.

(a) Until December 31, 2022 (the “Continuation Period”), Parent will provide, or cause to be provided, to each employee of the Company and its Subsidiaries who is employed by the Company or its Subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any Affiliate) during the Continuation Period (solely for so long as any such Person continues to be actively employed by the Surviving Corporation or any Affiliate during the Continuation Period, each, a “Continuing Employee”) with (i) a base salary or wage rate that is no less than that provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) cash incentive compensation opportunities that are no less favorable, in the aggregate, than those provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) other compensation and employee benefits that in the aggregate are no less favorable than those provided to such Continuing Employee by the Company and its Subsidiaries under its Benefit Plans immediately prior to the Effective Time.

(b) Without limiting Section 8.7(a), Parent agrees that all Continuing Employees will be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans to the same extent such Continuing Employees were eligible to participate under the Company’s health and welfare benefit plans immediately prior to the Effective Time; provided that (i) nothing in this Section 8.7 or elsewhere in this Agreement will limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then the Continuing Employees will be eligible to participate in the Surviving Corporation’s (or an Affiliate’s) corresponding health and welfare benefit plans, if any. To the extent that service is relevant for eligibility or vesting under any benefit plan of Parent or the Surviving Corporation, then Parent will ensure that such benefit plan will, for purposes of eligibility and vesting (in each case other than with respect to any defined benefit pension plan, equity plan or phantom equity plan), but not for purposes of benefit accrual (except with respect to paid time off accruals), credit Continuing Employees for service prior to the Effective Time with the Company and its Subsidiaries or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the corresponding Benefit Plan of the Company. In addition, to the extent permissible under applicable Law, Parent and the Surviving Corporation will credit each Continuing Employee with paid time off equal to the accrued paid time off such Continuing Employee had accrued with the Company or its Subsidiaries that was unused as of the Effective Time.

(c) Following the Effective Time until December 31, 2022, Parent or an Affiliate of Parent will (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Parent or its Affiliates that provides health benefits in which Continuing Employees are eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees immediately prior to the Effective Time under the corresponding employee benefit plans of the Company and its Subsidiaries, (ii) honor any deductible, co-payment, co-insurance or out-of-pocket expenses incurred by the Continuing Employees and their eligible dependents under a Benefit Plan of the Company or an Affiliate in which they participated immediately prior to the Effective Time to be taken into account for purposes of satisfying any deductibles, co-payments, co-insurance or out-of-pocket maximums applicable to such Continuing Employee and his or her covered dependents or beneficiaries for the applicable plan year of the Parent or Affiliate’s group health plan as if such amounts had been paid in accordance with such Parent or Affiliate’s group health plan to the extent coverage under such a plan replaces coverage under the comparable Benefit Plan in which such Continuing Employee participated immediately before such replacement and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan of the Company or its Subsidiaries prior to the Effective Time.

(d) Parent acknowledges that, upon the occurrence of the Acceptance Time, a “change in control” or “change of control” of the Company will have occurred for purposes of each Benefit Plan of the Company or its Subsidiaries in which such definition or similar definition appears.

(e) Parent will provide, or will cause its Affiliates to provide, each Continuing Employee who experiences a termination of employment from Parent or its Affiliates during the Continuation Period with severance benefits that are no less favorable, in the aggregate, than those that would have been provided to such Continuing Employee by the Company and its Subsidiaries under the applicable severance policies had such termination occurred prior to the Effective Time.

(f) The provisions of this Section 8.7 are solely for the benefit of the Parties, and no provision of this Section 8.7 is intended to, or will, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith will be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions of this Agreement. Nothing in this Section 8.7 or elsewhere in this Agreement will (i) be construed to create a right in any Person to employment with Parent, the Surviving Corporation or any Affiliate of the Surviving Corporation or to any compensation or benefits, or (ii) limit the ability of Parent, the Surviving Corporation or any Affiliate of the Surviving Corporation to terminate the employment of any Person. Notwithstanding any other provisions of this Agreement, any employment of a Continuing Employee following the Effective Time will be at the sole discretion of Parent, Surviving Corporation or an Affiliate of the Surviving Corporation, unless otherwise required pursuant to a separate agreement with such Continuing Employee or applicable Law.

Section 8.8 Section 16 Matters. Prior to the Acceptance Time, the Company will take all such steps as may be required to cause any dispositions of the Company’s equity securities (including derivative securities with respect to Common Stock) resulting from the Contemplated Transactions by each director and executive officer of the Company and its Subsidiaries who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.9 Rule 14d-10 Matters. Prior to the Acceptance Time and to the extent permitted by applicable Law, the compensation committee of the Board of Directors of the Company will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Parent, the Company or their respective Affiliates and any of the directors, officers or employees of the Company or its Subsidiaries that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Acceptance Time pursuant to which compensation is paid to such director, officer or employee, and will take all other actions reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Section 8.10 Rights Plan; State Takeover Laws. If any provision of the Rights Plan or any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to, or restricts or limits in any manner, any of the Contemplated Transactions, the Company and its Board of Directors will grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and will otherwise act to minimize the effects of any such provision, statute or regulation on the Contemplated Transactions.

Section 8.11 Stockholder Litigation. The Company will promptly advise Parent of any Proceeding brought by any stockholder against the Company or its directors or officers relating to this Agreement or the Contemplated Transactions and will keep Parent fully informed regarding any such litigation. The Company will give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, will give due consideration to Parent’s views with respect to such litigation and will not settle any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.

Section 8.12 Deregistration and Delisting. The Company will cooperate with Parent in taking or causing to be taken all actions necessary to delist the Common Stock from Nasdaq and terminate its registration under the Exchange Act effective as of the Closing Date.

Section 8.13 Merger Sub Compliance. Parent will cause Merger Sub and the Surviving Corporation to comply promptly with all of their respective obligations under this Agreement and to consummate the Contemplated Transactions, including the Offer and the Merger, on the terms and conditions set forth in this Agreement. Merger Sub will not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 8.14 Agreements Relating to Debt Financing.

(a) Subject to the terms and conditions of this Agreement, Parent will use (and will cause Merger Sub to use) its reasonable best efforts to arrange the Debt Financing on terms and conditions not less favorable to Parent and Merger Sub (taken as a whole) as those described in the Debt Commitment Letter (including any “market flex” provisions contained in the Debt Fee Letter) as promptly as practicable following the date of this Agreement, including to (i) maintain in full force and effect (and comply with their respective obligations under) the Debt Commitment Letter on the terms and conditions contained therein (including, to the extent the same are exercised, the “market flex” provisions set forth in the Debt Fee Letter) until the Contemplated Transactions are consummated (except for changes otherwise permitted pursuant to clause (c) below), (ii) satisfy or cause to be satisfied on a timely basis (or obtain the waiver of) all terms and conditions set forth in the Debt Commitment Letter and (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions substantially comparable to those contemplated by the Debt Commitment Letter (or on other terms and conditions agreed by Parent, the Company and the Financing Sources).

(b) Parent will promptly notify the Company when it becomes aware of (i) the expiration or termination of the Debt Commitment Letter, (ii) any refusal by the Financing Sources to provide the full Debt Financing contemplated by the Debt Commitment Letter, (iii) any breach or default by any party to the Debt Commitment Letter or definitive document related to the Debt Financing or (iv) receipt of any notice or other communication from any Person with respect to any actual or alleged breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing, to the extent such expiration, termination, refusal, breach, default, notice or other written communication could reasonably be expected to prevent or materially delay the Closing or otherwise result in insufficient proceeds of the Debt Financing to consummate the Contemplated Transactions at the Closing.

(c) Parent will not, and will cause its Affiliates not to, replace, amend or waive the Debt Commitment Letter without the Company’s prior written consent, if such replacement, amendment or waiver (i) reduces the aggregate amount of the Debt Financing (unless Parent has increased its commitment to provide equity financing by the same reduced amount), (ii) effects any replacement, amendment, modification or waiver that would reasonably be expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur or adversely impact the ability of Parent to enforce its rights against the Financing Sources or any other parties to the Debt Financing or the definitive agreements with respect thereto or (iii) relieve or release any Financing Source from its obligations under the Debt Commitment Letter (other than as expressly provided for in the Debt Commitment Letter as in effect on the date hereof in connection with the designation of additional arrangers), it being understood and agreed that in any event, Parent may amend the Debt Commitment Letter to (A) add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement and consent to the assignment after the date of this Agreement of lending commitments under the Debt Commitment Letter to other lenders or (B) increase the aggregate amount of the Debt Financing. Parent will promptly provide the Company with copies of any replacement, amendment or waiver of the Debt Commitment Letter that is permitted in accordance with this Agreement.

(d) If funds in the amounts and on the terms set forth in the Debt Commitment Letter become unavailable to Parent on the terms and conditions set forth in the Debt Commitment Letter and such amounts are necessary to consummate the Contemplated Transactions (except in accordance with the express terms set forth in the Debt Commitment Letter or unless concurrently replaced on a dollar-for-dollar basis by commitments subject to substantially the same conditions as those set forth in the Debt Commitment Letter from other financing sources or from proceeds of other sources of financing or cash), Parent will (i) use its best efforts to obtain debt financing (“Alternative Financing”) in amounts and otherwise on terms and conditions no less favorable in the aggregate to Parent than as set forth in the Debt Commitment Letter and (ii) promptly notify the Company of such unavailability and the reason therefor. Parent will promptly provide the Company with copies of any commitment letter associated with any Alternative Financing. If Parent proceeds with Alternative Financing, it will be subject to the same obligations with respect to the Alternative Financing as set forth in this Section 8.14 with respect to the Debt Financing. Parent will provide the Company with prompt written notice of the receipt of any notice or other communication from any Financing Source with respect to such Financing Source’s failure or anticipated failure to fund its commitments under any Debt Commitment Letter or definitive agreement in connection therewith. Parent will keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing.

(e) As soon as reasonably practicable, but in any event within three Business Days after the date the Company delivers to Parent a written request, Parent will provide any information reasonably requested by the Company relating to any circumstance referred to in Section 8.14(b). Parent will keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing contemplated by the Debt Commitment Letter. In the event that Parent commences an enforcement action to enforce its rights under any agreement in respect of the Debt Financing or to cause any Financing Source to fund all or any portion of the Debt Financing, Parent will keep the Company reasonably informed of the status of such enforcement action.

(f) Prior to the Closing, the Company will, and will cause its Subsidiaries to, solely at the cost and expense of Parent (except with respect to preparation of historical financial information, which will be at the expense of the Company), use its and their reasonable best efforts to provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the Debt Financing, so long as such requests are timely made so as not to delay the Closing beyond the date that it would otherwise occur. Without limiting the generality of the foregoing, prior to the Closing, such cooperation will include using reasonable best efforts to do the following (in each case, to the extent so requested):

(i) causing management teams of the Company, with appropriate seniority and expertise, at reasonable times and upon reasonable advance notice, to participate in a reasonable number of meetings, conference calls, drafting sessions, due diligence sessions and similar presentations to and with prospective lenders and rating agencies (with all of the foregoing to be virtual at the Company’s or such persons’ reasonable request);

(ii) reasonably assisting with the preparation of customary rating agency presentations, bank information memoranda and other customary marketing and syndication materials (which may only be distributed to a third party to the extent permitted by the Nondisclosure Agreement or a separate confidentiality agreement entered into between the Company and such third party) reasonably and customarily required and reasonably requested by the Financing Sources in connection with the Debt Financing, in each case solely with respect to information relating to the Company’s business;

(iii) promptly following a reasonable request, provide Parent with all customary reasonably available financial information and financial data and reasonably assist in connection with Parent’s preparation of pro forma financial information, financial statements and projections and other pro forma financial data of the Company; provided that the Company will not be responsible for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(iv) executing and delivering as of the Acceptance Time any guarantee, pledge and security documents, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent and otherwise facilitate the pledging of collateral;

(v) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent that are necessary to permit the consummation of the Debt Financing;

(vi) reasonably cooperating with the marketing efforts of Parent and the Financing Sources with respect to the Debt Financing to the extent customarily needed in financings of the type contemplated by the Debt Commitment Letter;

(vii) prior to the Acceptance Time, ensuring that there are no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other syndicated credit facilities by or on behalf of the Company announced, offered, placed or arranged (other than (i) the Debt Financing and any Alternative Financing and (ii) intercompany indebtedness, deferred purchase price obligations and indebtedness incurred in ordinary course of business), in each case, that could impair the primary syndication of the Debt Financing, without the consent of Parent;

(viii) using reasonable best efforts to obtain assistance from the Company’s independent accountants with respect to financial information customarily derived from the financial statements of the Company, as reasonably requested by Parent;

(ix) if applicable, using reasonable best efforts to cooperate with the Financing Sources in their efforts to benefit from the existing lending relationship of the Company; and

(x) furnishing Parent and the Financing Sources, no later than five Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, that has been reasonably requested by Parent or the Financing Sources in writing, at least 10 calendar days prior to the Closing Date.

(g) Notwithstanding Section 8.14(f) or anything else to the contrary in this Agreement, none of the Company, its Affiliates or their respective Representatives will be required to (i) waive or amend any terms of this Agreement or agree to pay or pay any commitment or other similar fee or incur, prior to the Closing, any actual or potential liability or obligation in connection with the Debt Financing, (ii) execute or enter into or perform any agreement with respect to the Debt Financing that is not contingent upon the Closing occurring or that would be effective prior to the Closing, (iii) provide or cause to be provided any information or take or cause to be taken any action to the extent it would result in a violation of applicable Law or loss of any legal privilege, (iv) take any action that would unreasonably interfere with the business or operation of the Company or any of its Subsidiaries or their respective Representatives, (v) take any action that would cause any representation or warranty in this Agreement to be breached or become inaccurate or that would breach any covenant in this Agreement, (vi) take any action that would conflict with or violate, or that could reasonably be expected to conflict with or violate, the Constituent Documents of the Company or any of its Subsidiaries or applicable Law, (vii) take any action that would result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries or its or their respective Representatives is a party or bound or any obligations of confidentiality binding on the Company or any of its Subsidiaries or its or their respective Representatives, or (viii) cause any director, officer, employee or other Representative of the Company or any of its Subsidiaries to incur any actual or potential personal liability. Notwithstanding anything to the contrary contained in this Agreement, the Company will not be deemed to have breached its obligations set forth in Section 8.14(f), unless such breach is the primary cause that the Debt Financing has not been obtained.

(h) Parent will, promptly upon request by the Company, reimburse the Company, its Subsidiaries or its or their respective Representatives, as applicable, for all reasonable documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company, its Subsidiaries or their respective Representatives in connection with this Section 8.14 (except with respect to preparation of historical financial information, which will be at the expense of the Company). Parent and Merger Sub will, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred in connection with any financing, whether the Debt Financing, any Alternative Financing or any other financing, or other securities offering of Parent or its Affiliates or any information, assistance or activities provided in connection therewith.

(i) The Company hereby consents to the use of the Company’s or its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos will be used solely in a manner that is reasonable and customary for such purposes. The Financing Sources will confirm for the Company’s benefit that all non-public or other confidential information provided by the Company, its Subsidiaries or its or their respective Representatives pursuant to this Section 8.14 will be kept confidential in accordance with the Nondisclosure Agreement. All presentations, bank information memoranda and similar marketing materials, materials for rating agencies and other documents prepared by or on behalf of or used by Parent or any of its Affiliates or used or distributed to any Financing Source in connection with the Debt Financing that include any logos of or information about or provided by the Company, its Subsidiaries or their respective Representatives, and any such presentations, memoranda, materials or documents will include a conspicuous disclaimer to the effect that none of the Company, its Subsidiaries or their respective Representatives has any responsibility or liability for the content of such document and that the Company, its Subsidiaries and their respective Representatives disclaim all responsibility therefor.

Section 8.15 Advance Payment. Within three Business Days after the date of this Agreement, Parent and the Company will enter into a written escrow agreement with a mutually acceptable escrow agent and Parent will deliver to the escrow agent $5,000,000 by wire transfer of immediately available funds. If the Closing occurs, then the escrowed funds will be released to Parent together with any earnings thereon. If the Closing does not occur on or prior to the End Date as a result of Parent or Merger Sub breaching or failing to perform any of their representations, warranties, covenants or agreements contained in this Agreement, then whether or not this Agreement has been terminated, the escrowed funds will be released to the Company together with any earnings thereon. If the Closing does not occur on or prior to the End Date as a result of any reason other than Parent or

Merger Sub breaching or failing to perform any of their representations, warranties, covenants or agreements contained in this Agreement, then whether or not this Agreement has been terminated, the escrowed funds will be released to the Parent together with any earnings thereon. Any breach of Parent’s obligations under this Section 8.15 will be deemed to be a material breach of this Agreement and the cure period provided in Section 10.1(d)(i) will not apply to such breach. The Company’s receipt of the escrowed funds is expressly not intended by the Parties to constitute liquidated damages in connection with any such breach or failure and will not be deemed to limit or impair any right or remedy the Company may have with respect to this Agreement or its termination, including pursuant to Section 11.19(a); provided that any amounts recovered by the Company pursuant to this Section 8.15 will offset, dollar for dollar, any monetary damages or recoveries that may otherwise be recoverable by the Company hereunder. Parent and the Company will share equally the costs of the foregoing escrow arrangement.

ARTICLE IX

CONDITIONS PRECEDENT TO THE MERGER

Section 9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction or waiver (if permissible under applicable Law) on or prior to the Effective Time of the following conditions:

(a) the Acceptance Time must have occurred; and

(b) no Law must have been enacted, adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other Order, judgment, decision, opinion or decree must have been issued and remain in effect issued by a court or other Governmental Authority of competent jurisdiction, having the effect of restraining, enjoining, making illegal or otherwise prohibiting, restraining or enjoining consummation of the Merger; provided that prior to asserting the foregoing condition, the Party asserting the condition must have complied with its obligations under Section 8.3.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Acceptance Time, by written notice by the terminating Party to the other Party or Parties, and notwithstanding the adoption of this Agreement by Parent as the sole stockholder of Merger Sub:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Acceptance Time has not occurred on or before July 20, 2022 (the “End Date”); provided that (A) the right to terminate this Agreement pursuant to this Section 10.1(b)(i) will not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that has materially contributed to or resulted in the failure of the Acceptance Time to occur on or before the End Date and (B) if, as of the date five Business Days prior to the End Date, all of the Offer Conditions set forth in Annex I have been satisfied or waived (other than the Offer Condition set forth in clause (b) of Annex I and those conditions that by their nature are to be satisfied at the Closing), either Parent or the Company may by delivery of written notice to the other Party elect to extend the End Date to a date not later than March 20, 2023 (with all references in this Agreement to the End Date thereafter being deemed to be references to the End Date as so extended);

(ii) if a Governmental Authority of competent jurisdiction has issued a non-appealable final Order or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of or payment for shares of Common Stock pursuant to the Offer or the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) will not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that has materially contributed to or resulted in the issuance of such Order or the taking of such other action;

(c) by Parent:

(i) if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representations or warranties have become inaccurate after the date of this Agreement, such breach, failure or inaccuracy would result in a failure of any condition set forth in paragraph (d) or paragraph (e) of Annex I and such breach, failure or inaccuracy is incapable of being cured by the Company or, if capable of being cured, is not cured prior to the earlier of 30 days after the date written notice thereof is given by Parent to the Company and the fifth Business Day prior to the End Date;

(ii) if the Board of Directors of the Company has effected a Change in Recommendation; provided that any such termination must occur on the earlier of the Business Day immediately prior to the End Date or the fifth Business Day following the date the Board of Directors of the Company first publicly announces such Change in Recommendation;

(d) by the Company:

(i) if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty has become inaccurate after the date of this Agreement, such breach, failure or inaccuracy would prevent or materially impede, interfere with, hinder or delay the consummation by Parent and Merger Sub of the Contemplated Transactions on a timely basis or compliance by Parent or Merger Sub with its obligations under this Agreement, and such breach, failure or inaccuracy is incapable of being cured by Parent or Merger Sub or, if capable of being cured, is not cured prior to the earlier of (A) 30 days after the date written notice thereof is given by the Company to Parent and (B) the fifth Business Day prior to the End Date;

(ii) if Merger Sub has failed to commence the Offer within five Business Days after the date of this Agreement;

(iii) if Merger Sub has terminated the Offer prior to its expiration date (as such expiration date may be extended or re-extended in accordance with Section 2.3(b)), other than in accordance with this Agreement, or has failed to irrevocably accept for purchase all shares of Common Stock validly tendered and not validly withdrawn as of the Expiration Time by the end of the period specified in Section 2.5; or

(iv) in order to accept a Superior Proposal in accordance with Section 7.2(g), if substantially concurrently with the termination of this Agreement, the Company enters into a definitive written agreement to consummate the transaction contemplated by such Superior Proposal.

Section 10.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 10.1, the obligations of the Parties under this Agreement will terminate and there will be no liability on the part of any Party with respect thereto, except for the confidentiality provisions of Section 8.1 and the provisions of this Section 10.2, Section 10.3 and Article XI, each of which will remain in full force and effect; provided that no Party, other than the Company if the Termination Fee is paid pursuant to Section 10.3, will be relieved or released from any liability or damages arising from any Intentional Breach or any actual, knowing and intentional fraud

(excluding equitable, promissory or unfair dealing fraud) with respect to the making of the representations and warranties set forth in Article V or Article VI, as qualified by the disclosures set forth in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, with the express intention of the Party making the applicable representations and warranties that the other Party rely thereon to its detriment and the other Party’s actual and reasonable reliance thereon to its detriment.

Section 10.3 Termination Fee.

(a) The Company will pay to Parent, by wire transfer of immediately available funds, $8,815,000 (the “Termination Fee”) if this Agreement is terminated under the following circumstances:

(i) if this Agreement is terminated by Parent pursuant to Section 10.1(c)(i) (but only if such termination is premised on the Company’s Intentional Breach of its covenants or agreements contained in Section 7.2(a), (b), or (d) with respect to an Acquisition Proposal) or Section 10.1(c)(ii), then the Company will pay the Termination Fee by the second Business Day following the date of such termination;

(ii) if this Agreement is terminated by the Company pursuant to Section 10.1(d)(iv), then the Company will pay the Termination Fee substantially concurrently with, and as a condition to, such termination; and

(iii) if (A) this Agreement is terminated by either Parent or the Company pursuant to Section 10.1(b)(i) and at any time after the date of this Agreement and prior to date of the termination of this Agreement an Acquisition Proposal has become known to the Board of Directors of the Company, has been publicly announced or has otherwise become publicly known, or any Person has announced or communicated an intention to the Board of Directors of the Company or publicly, whether or not conditional, to make an Acquisition Proposal and has not, whether publicly or otherwise, withdrawn such Acquisition Proposal and (B) within six months after the date of such termination, the Company enters into a definitive written agreement with respect to such Acquisition Proposal, the Board of Directors of the Company recommends that the Company’s stockholders vote in favor of, or tender their shares into, such Acquisition Proposal, or the Company consummates the transaction contemplated by such Acquisition Proposal, then the Company will pay the Termination Fee concurrently with the date the Company enters into such agreement or consummates such transaction or the Board of Directors of the Company first publicly announces such recommendation; provided that, for purposes of this Section 10.3(a), all references to 20 percent included in the definition of the term “Acquisition Proposal” will be deemed to refer to 50 percent.

(b) The Company acknowledges and agrees that the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due under this Section 10.3 and, in order to obtain such payment, Parent commences any Proceeding that results in a judgment against the Company for such amounts, the Company will pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York Mellon Corporation in effect on the date such payment was due, together with the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with such Proceeding. The amounts payable by the Company pursuant to this Section 10.3 constitute liquidated damages and not a penalty.

(c) Notwithstanding anything to the contrary in this Agreement, upon the termination of this Agreement under circumstances in which the Termination Fee is payable by the Company pursuant to this Section 10.3, Parent’s right to receive the Termination Fee pursuant to this Section 10.3 will be the sole and exclusive remedy, whether at Law, in equity, in contract, tort or otherwise, of Parent and its Affiliates, as applicable, against the Company and its Affiliates and its and their respective former, current and future direct or indirect equity holders, controlling persons, directors, officers, employees, agents and other Representatives, for any liabilities, damages or expenses suffered or incurred in connection with or as a result of the failure of the Contemplated Transactions to be consummated or otherwise as a result of or under this Agreement for any reason whatsoever, including with respect to any breach of or inaccuracy in the Company’s representations, warranties, covenants or agreements in this Agreement, and upon payment of the Termination Fee in accordance with this Section 10.3, none of the Company nor any such other Person will have any further liability relating to or arising out of this Agreement or the Contemplated Transactions.

Section 10.4 Fee and Expenses. Except as otherwise provided in Section 10.3, whether or not the Contemplated Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such fees and expenses.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for those covenants and agreements contained in this Agreement and such other instruments that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article XI.

Section 11.2 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally or by facsimile or e-mail, upon confirmation of receipt, or (b) on the third Business Day following the date of dispatch if delivered by a recognized express courier service. All notices in connection with this Agreement will be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Parent or Merger Sub, to:

Woodgrain, Inc.

300 NW 16th St

Fruitland, ID 83619

Attn:                  Kelly Dame, CEO

                           Darin Holderness, CFO

Facsimile :        (208) 452-1838

Email:                kdame@woodgrain.com

                            dholderness@woodgrain.com

with a copy (which will not constitute notice) to:

Stoel Rives LLP

101 S Capitol Blvd # 1900

Boise, ID 83702

Attn:                  Kris J. Ormseth

                           James M. Kearney

Facsimile:          (208) 389-9040

Email:                kris.ormseth@stoel.com

                            jim.kearney@stoel.com

If to the Company, to:

Huttig Building Products, Inc.

555 Maryville University Drive, Suite 400

St. Louis, Missouri 63141

Attn:                  Jon Vrabely, President and Chief Executive Officer

Facsimile:          (314) 216-2715

E-mail:               jvrabely@huttig.com

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP

300 East Randolph Street

Chicago, Illinois 60606

Attn:                    Craig A. Roeder

                             Piotr Korzynski

Facsimile:           (312) 861-2899

                             (312) 698-2880

E-mail:                craig.roeder@bakermckenzie.com

                             piotr.korzynski@bakermckenzie.com

Section 11.3 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits, Schedules and the Parties’ disclosure letters) and the Nondisclosure Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to their subject matter. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or will confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever; provided that notwithstanding the foregoing (a) each stockholder of the Company will be a third party beneficiary of this Agreement for the purpose of pursuing claims for damages under this Agreement in the event of a failure by Parent or Merger Sub to irrevocably accept for purchase all shares of Common Stock validly tendered and not validly withdrawn as of the Expiration Time by the end of the period specified in Section 2.5 or otherwise to effect the Merger as required by this Agreement, or in the event of a breach of this Agreement by Parent or Merger Sub that contributed to a failure of any of the conditions to the Offer or the Closing to be satisfied, (b) from and after the Acceptance Time, the provisions of Article II relating to the payment of the Offer Price will be enforceable by the holders of Common Stock immediately prior to the Acceptance Time who validly tendered and did not withdraw shares of Common Stock pursuant to the Offer, (c) from and after the Effective Time, the provisions of Article III relating to the payment of the Merger Consideration and any other consideration to be paid pursuant to Section 3.7 will be enforceable by the holders of Common Stock immediately prior to the Effective Time and by the Persons entitled to receive such other consideration, (d) from and after the Acceptance Time, the Indemnified Persons will be third party beneficiaries of and entitled to enforce Section 8.6 and (e) the Financing Sources are intended third party beneficiaries of this Section 11.3, Section 11.6, Section 11.7, Section 11.8, and Section 11.9 and will be entitled to enforce such provisions directly. The rights granted pursuant to clause (a) above will be enforceable only by the Company on behalf of the stockholders of the Company, and any amounts received in connection therewith may be retained by the Company. Parent’s obligations under the Nondisclosure Agreement will terminate as of the Closing.

Section 11.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Contemplated Transactions are consummated as originally contemplated to the greatest extent possible.

Section 11.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent will be null and void; provided that prior to the Acceptance Time, Parent may assign and transfer the Securities of Merger Sub held by Parent to any direct or indirect wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns and the third party beneficiaries identified in Section 11.3.

Section 11.6 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before the Acceptance Time, but after the Acceptance Time, no amendment will be made which by Law or in accordance with the rules of Nasdaq requires further adoption or approval by any such stockholders without such further adoption and approval, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties; provided that Section 11.3, this Section 11.6, Section 11.7, Section 11.8 and Section 11.9 (and any provision of this Agreement to the extent an amendment of such provision would modify the substance of the aforementioned Sections) may not be amended in any manner adverse in any material respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 11.7 Extension; Waiver. At any time prior to the Acceptance Time, the Parties, by action taken or authorized by their respective Boards of Directors, may to the extent legally permitted (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided that this Section 11.7, Section 11.3, Section 11.8 and Section 11.9 (and any provision of this Agreement to the extent an amendment of such provision would modify the substance of the aforementioned Sections) may not be waived in any manner adverse in any material respect to the Financing Sources without the prior written consent of the Financing Sources. No extension or waiver will be made which by Law or in accordance with the rules of Nasdaq requires further approval by the stockholders of the Company without such further approval. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

Section 11.8 Governing Law and Venue: Waiver of Jury Trial.

(a) THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, AND ALL ACTIONS, SUITS AND PROCEEDINGS ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT WILL BE GOVERNED BY, THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CHOICE OR CONFLICTS OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. Notwithstanding anything herein to the contrary, the Parties acknowledge and irrevocably agree that any lawsuit, claim, complaint, controversy, formal investigation or proceeding before or by any Governmental Authority or dispute of any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement or any of the Contemplated Transactions or the performance of services hereunder or related hereto, including any dispute arising out of or relating in any way to the Debt Financing (including any Alternative Financing), will be governed by, and construed in accordance with, the Laws of the State of New York.

(b) The Parties irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) with respect to all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this

Agreement, and in respect of the Contemplated Transactions, and irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or convenient or that this Agreement or any such document may not be enforced in or by such courts, and the Parties agree that all claims with respect to such action, suit or proceeding will be heard and determined exclusively in such courts. The Parties consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by Law will be valid and sufficient service. The Parties agree that a final judgment in any such action, suit or proceeding will be conclusive and maybe enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing will restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. Notwithstanding anything herein to the contrary, the Parties acknowledge and irrevocably agree that they will not, nor permit any of their Affiliates to, bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Debt Financing (including any Alternative Financing), or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Financing (including any Alternative Financing) or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, located in the Borough of Manhattan, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 11.8(c) relating to the waiver of jury trial will apply to any such action, cause of action, claim, cross-claim or third party claim.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING (INCLUDING ANY ALTERNATIVE FINANCING) OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCES. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.8(c).

(d) Notwithstanding anything that may be expressed or implied in this Agreement, in no event will any Financing Source have any liability or obligation to, or be subject to any action, suit, claim or proceeding from the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise, and none of the Company, nor any of its Affiliates, Subsidiaries or Representatives will have any rights or claims against the Financing Sources in connection with this Agreement or the transactions contemplated hereby. No Financing Source will be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

Section 11.9 Enforcement; No Recourse as to Financing Sources.

(a) The Parties acknowledge and agree that the Company would be irreparably damaged in the event that any provision of this Agreement was not performed by Parent or Merger in accordance with its specific terms or was otherwise breached by Parent or Merger Sub, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Company will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by Parent or Merger Sub and to enforce specifically the performance of the terms and provisions of this Agreement against Parent and Merger Sub in any court referred to in Section 11.8(b), without proof of actual damages (and Parent and Merger Sub each hereby waives any requirement for the securing or posting of any bond or other undertaking in connection with such remedy), this being in addition to any other remedy to which the Company is entitled at Law or in equity. Parent and Merger Sub further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

(b) Notwithstanding anything to the contrary in this Agreement, if any Party brings a Proceeding to enforce specifically the performance of the terms and conditions of this Agreement (other than a Proceeding to enforce specifically any provision that expressly survives the termination of this Agreement), the End Date will be automatically extended to (i) the 20th Business Day following the resolution of such Proceeding or (ii) such other time period as established by the court presiding over such Proceeding.

(c) Notwithstanding anything to the contrary in this Agreement, the Company, on behalf of its Affiliates, Subsidiaries and Representatives, hereby irrevocably waives any rights or claims against any Financing Source in connection with this Agreement, the Debt Commitment Letter and the Debt Financing (including any Alternative Financing) or any of the transactions contemplated hereby or thereby, agrees not to commence any action or proceeding against any Financing Source in its capacity as the same in connection with this Agreement, the Debt Commitment Letter or the Debt Financing (including any Alternative Financing) or any of the transactions contemplated hereby or thereby, and agrees to cause any such action or proceeding asserted against a Financing Source to the extent asserted against a Financing Source by the Company or any of its Affiliates, Subsidiaries or Representatives in connection with this Agreement, the Debt Commitment Letter or the Debt Financing (including any Alternative Financing) or any of the transactions contemplated hereby or thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source will have any liability for any claims or damages the Company or any of its Affiliates, Subsidiaries or Representatives in its capacity as a Financing Source in connection with this Agreement, the Debt Commitment Letter or the Debt Financing (including any Alternative Financing) or the transactions contemplated hereby or thereby.

Section 11.10 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which will constitute one and the same instrument. This Agreement will become effective when each Party has received counterparts signed and delivered (by facsimile, pdf or otherwise) by the other Parties.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

WOODGRAIN INC.

By:	/s/ Kelly Dame
Name:	Kelly Dame
Title:	Chief Executive Officer

HBP MERGER SUB, INC.

By:	/s/ Kelly Dame
Name:	Kelly Dame
Title:	Chief Executive Officer

HUTTIG BUILDING PRODUCTS, INC.

By:	/s/ Jon Vrabely
Name:	Jon Vrabely
Title:	President and Chief Executive Officer

[Merger Agreement]

Annex I

Conditions to the Offer

The obligation of Parent and Merger Sub to accept for payment and pay for shares of Common Stock validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions set forth in this Annex I. Accordingly, notwithstanding any other provisions of the Offer or the Merger Agreement to the contrary, Parent and Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14c-1(c) under the Exchange Act, pay for any shares of Common Stock tendered into the Offer, and may delay acceptance for payment of or, subject to such rules and regulations, payment for any tendered shares of Common Stock (subject to any extensions of the Offer in accordance with Section 2.3(b) of the Merger Agreement) if, at or immediately prior to the Expiration Time, any one or more of the following conditions has not been satisfied or, the extent permitted in accordance with this Annex I, waived in writing by Parent:

(a) there must have been validly tendered into the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL) and not validly withdrawn that number of shares of Common Stock that, together with shares of Common Stock otherwise owned by Merger Sub and its “affiliates” (as such term is defined in Section 251(h) of the DGCL), represent a majority of the outstanding shares of Common Stock (the “Minimum Tender Condition”); provided that for purposes of determining whether the Minimum Tender Condition has been satisfied, shares of Common Stock tendered into the Offer pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee will not be considered validly tendered and not withdrawn;

(b) the waiting period (or any extension thereof) applicable to the Contemplated Transactions (including the Offer and the Merger) under the HSR Act must have expired or been terminated;

(c) no Law must have been enacted, adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other Order, judgment, decision, opinion or decree must have been issued and remain in effect issued by a court or other Governmental Authority of competent jurisdiction, having the effect of restraining, enjoining, making illegal or otherwise prohibiting, restraining or enjoining the acquisition of or payment for the shares of Common Stock pursuant to the Offer or the consummation of the Merger; provided that prior to asserting the foregoing condition, Parent and Merger Sub must have complied with their obligations under Section 8.3 of the Merger Agreement;

(d) the representations and warranties of the Company:

(i)

set forth in the first sentence of Section 5.1, the first sentence of Section 5.2(a), the first sentence of Section 5.2(b), Section 5.3 and Section 5.22 of the Merger Agreement must be true and correct in all material respects as of the date of the Merger Agreement and as of the Acceptance Time as if made at and as of the Acceptance Time;

(ii)

set forth in Section 5.10(b) of the Merger Agreement must be true and correct in all respects as of the date of this Agreement and as of the Acceptance Time as if made at and as of the Acceptance Time;

(iii)

set forth in any other section or subsection of Article 5 of the Merger Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality,” “Material Adverse Effect” or similar qualification, must be true and correct as of the date of the Merger Agreement and as of the Acceptance Time as if made at and as of the Acceptance Time, except to the extent that any such representation or warranty expressly relates to an earlier date or period, in which case such representation or warranty must be true and correct as of such earlier date or period, and except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect;

(e) the Company must have performed and complied in all material respects with its covenants and agreements required to be performed and complied with under the Merger Agreement at or prior to the Acceptance Time, or must have cured any such failure to perform or noncompliance;

(f) Parent and Merger Sub must have received a certificate executed on behalf of the Company by a duly authorized officer confirming that the conditions set forth in clauses (d) and (e) of this Annex I have been satisfied; and

(g) the Merger Agreement must not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions, other than the Minimum Tender Condition and the Termination Condition, are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub at any time and from time to time. The Minimum Tender Condition and the Termination Condition may not be waived by Parent or Merger Sub without the prior written consent of the Company.

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

HUTTIG BUILDING PRODUCTS, INC.

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is Huttig Building Products, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose or purposes for which the Corporation is organized are to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share.

ARTICLE V

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. No repeal or modification of this Article V, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter, that, but for this Article V, would accrue or arise prior to such repeal or modification.

EXHIBIT B

HUTTIG BUILDING PRODUCTS, INC.

AMENDED AND RESTATED BYLAWS

(as of ____________, 2022)

ARTICLE I

DEFINITIONS; OFFICES

Section 1. Definitions. In these Bylaws, “Board” means the Board of Directors of the Corporation, “Chairman” means the Chairman of the Board and “Corporation” means this Corporation.

Section 2. Principal and Other Business Offices. The Corporation may have and maintain its principal office and such other business office or offices, either within or without the State of Idaho, as the Board of Directors determines from time to time.

Section 3. Registered Office. The registered office of the corporation will be at the address as from time to time the Board of Directors may determine.

ARTICLE II

STOCKHOLDERS

Section 1. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held at 10:00 a.m. on the fourth Monday of April in each year, unless the Board fixes a different date and time, for the election of Directors and for the transaction of such other business as may properly come before the meeting. If the day fixed for the annual meeting is a legal holiday, such meeting will be held on the next succeeding business day.

Section 2. Special Meetings. Special meetings of stockholders of the Corporation may be called only by the Chairman or by the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors. At a special meeting of the stockholders, only business specified in the notice of meeting (or any supplement thereto) may be conducted.

Section 3. Stockholder Action Without a Meeting. Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action to be so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every consent must bear the date of signature of each stockholder who signs the consent, and no consent will be effective to take corporate action unless, within 60 days of the earliest dated consent delivered in the manner required by this Section, consents signed by a sufficient number of holders to take action are delivered to the Corporation. Prompt notice of the action taken without a meeting by less than unanimous consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 4. Place of Meetings. The annual meeting of stockholders and all special meetings of stockholders for the election of directors may be held either at the principal office of the Corporation or at another place designated in the notice of the meeting.

Section 5. Notice of Meetings. Except as otherwise provided by statute, written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Secretary, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope addressed to the stockholder at his last known post office address as it appears on the stock record books of the Corporation, with postage prepaid.

Attendance of a person at a meeting of stockholders, in person or by proxy, constitutes a waiver of notice of the meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 6. Record Dates. The Board may fix in advance a date, not more than 60 nor fewer than 10 days prior to the date of any meeting of stockholders, nor more than 60 days prior to the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change conversion or exchange of capital stock goes into effect, as a record for the determination of the stockholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise rights in respect of any such change, conversion or exchange of capital stock, and in such case such stockholders and only such stockholders entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date.

Section 7. Voting Lists. The officer or agent having charge of the transfer book for shares of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at the meeting place specified in the notice of meeting, or, if not so specified, at the place where the meeting is to be held. The list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder present. The original share or stock ledger or transfer book or a duplicate thereof, shall be the only evidence as to who are the stockholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of stockholders.

Section 8. Quorum. At any meeting of stockholders the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum of the stockholders for all purposes unless a greater or lesser quorum is provided by law or by the Certificate of Incorporation and in such case the representation of the number so required constitutes a quorum. The stockholders present in person or by proxy at a meeting at which a quorum is present may continue to do business until adjournment, notwithstanding withdrawal of enough stockholders to leave less than a quorum. Whether or not a quorum is present the meeting may be adjourned from time to time by a vote of the holders of a majority of the shares present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting if held at the time specified in the notice thereof.

Section 9. Voting and Proxies. Each holder of Common Stock is entitled to one vote per share held of record upon each matter on which stockholders generally are entitled to vote.

At all meetings of stockholders, a stockholder entitled to vote may vote in person or by a proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. Unless otherwise provided by law, all questions touching the validity or sufficiency of the proxies shall be decided by the Secretary. Without limiting the manner in which a stockholder may authorize another person or persons to act for him or her as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority:

(a) A stockholder may execute a writing authorizing another person or persons to act for him or her as proxy. Execution may be accomplished by the stockholder or his or her authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(b) A stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telegram or other means of electronic transmission to the person who will be the holder of the proxy to receive such transmission, provided that any such telegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram or other electronic transmission was authorized by the stockholder.

Directors shall be elected by a plurality of the votes cast at an election. All other action (unless a greater plurality is required by law or by the Certificate of Incorporation or by these Bylaws) shall be authorized by a majority of the votes cast by the holders of shares entitled to vote thereon, present in person or represented by proxy, and where a separate vote by class is required, by a majority of the votes cast by stockholders of such class, present in person or represented by proxy.

Section 10. Voting of Shares by Certain Holders.

(a) Shares standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the Bylaws of such corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine.

(b) Shares standing in the name of a deceased person may be voted by his administrator or his executor either in person or by proxy.

(c) Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name, if authority so to do be contained in an appropriate order of the court by which such receiver was appointed, and a certified copy of such order is filed with the Secretary of the Corporation before or at the time of the meeting.

(d) A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

(e) Shares of the Corporation belonging to it shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time, but shares of the Corporation held by it in a fiduciary capacity may be voted and shall be counted in determining the number of outstanding shares at any given time.

Section 11. Inspectors. At each meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of voting whose duty it shall be to receive and count the ballots and make a written report showing the results of the balloting.

ARTICLE III

DIRECTORS

Section 1. Number. The business and affairs of the Corporation shall be managed under the direction of the Board which shall consist of not less than one nor more than nine persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the entire Board.

Section 2. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Section 3. Removal. Any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the shares of the Corporation then entitled to vote at an election of directors, voting together as a single class.

Section 4. Regular Meetings. The regular annual meeting of the Board shall be held at such time and place as the Board may by resolution determine from time to time without other notice than as set forth in such resolution. The regular monthly meetings of the Board shall be held at such time and place as the Board may by resolution determine from time to time.

The Board may by resolution change the times and places, either within or without the State of Idaho, for the holding of such regular monthly meetings, and such times and places for the holding of other regular meetings without notice other than such resolution.

Section 5. Special Meetings. Special meetings of the Board may be held at any time on the call of the Chairman or at the request in writing of a majority of the directors. Special meetings of the Board may be held at such place, either within or without the State of Idaho, as shall be specified or fixed in the call for such meeting or notice thereof.

Section 6. Notice of Special Meetings. Notice of each special meeting shall be deposited in the United States mail by or at the direction of the Secretary to each director addressed to him at his residence or usual place of business at least 72 hours before the day on which the meeting is to be held, or shall be sent to him by telegram, be delivered personally, or be given orally at least 24 hours before the day on which the meeting is to be held. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope so addressed, with postage thereon prepaid. If notice be given by telegraph, such notice shall be deemed to be delivered when the same is delivered to the telegraph company. If the Secretary shall fail or refuse to give any such notice, then notice may be given by the officer or any one of the directors making the call. Notice may be waived in writing by any director, either before or after the meeting. Any meeting of the Board of Directors shall be a legal meeting without any notice thereof having been given if all directors shall be present thereat, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting, and any and all business may be transacted thereat.

Section 7. Quorum. A majority of the members of the Board then in office, or of a committee thereof, shall constitute a quorum for the transaction of business, except that the presence of the Chairman shall be necessary to constitute a quorum of the Executive Committee of the Board, and the vote of a majority of the members present at a meeting at which a quorum is present shall be the act of the Board or of the Committee thereof, except for the amendment of the Bylaws which shall require the vote of not less than a majority of the members of the Board then in office.

Section 8. Action Without a Meeting. Action required or permitted to be taken pursuant to authorization voted at a meeting of the Board, or a committee thereof, may be taken without a meeting if, before or after the action, all members of the Board or of the Committee consent thereto in writing. The written consents shall be filed with the minutes of the proceedings of the Board or Committee. The consent shall have the same effect as a vote of the Board or Committee thereof for all purposes.

Section 9. Organization. At all meetings of the Board, the Chairman, the Vice Chairman of the Board, if any, or in their absence a member of the Board to be selected by the members present, shall preside as chairman of the meeting. The Secretary or an Assistant Secretary of the Corporation shall act as Secretary of all meetings of the Board, except that in their absence the chairman of the meeting may designate any other person to act as secretary. At meetings of the Board business shall be transacted in such order as the Board determines.

Section 11. Presence at Meeting. A member of the Board or of a Committee designated by the Board may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in this manner constitutes presence in person at the meeting.

Section 12. Committees of the Board. The Board may designate one or more other committees, each consisting of one or more directors of the Corporation as members and one or more directors as alternate members, with such power and authority as prescribed by the Bylaws or as provided in a resolution adopted by a majority of the Board. Each Committee, and each member thereof, shall serve at the pleasure of the Board.

ARTICLE IV

OFFICERS

Section 1. Officers’ Number. The officers of the Corporation shall be determined from time to time by the Board and may include a President, Treasurer, Secretary, Chairman of the Board, Controller and such other subordinate corporate or divisional officers as may be elected or appointed in accordance with the provisions of Section 3 of this Article. The Board may designate a variation in the title of any officer. Any two or more offices may be held by the same person.

Section 2. Election, Term of Office, and Qualifications. The officers of the Corporation shall be elected annually by the Board at the first meeting of the Board held after the annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as the same can conveniently be held. Each officer, except such officers as may be elected or appointed in accordance with the provisions of Section 3 of this Article, shall hold his office until his successor shall have been duly elected and shall have qualified or until his death, resignation or removal.

Section 3. Subordinate Officers.

(a) Subordinate Corporate Officers. The Board may annually appoint one or more Assistant Controllers, Assistant Vice Presidents, one or more Assistant Secretaries, Assistant Treasurers, Auditors or Assistant Auditors, and such other subordinate corporate officers and agents as the Board may determine, to hold office as subordinate corporate officers for such period and with such authority and to perform such duties as may be prescribed by these Bylaws or as the Board may from time to time determine. The Board may, by resolution, empower the Chairman to appoint any such subordinate corporate officers or agents to hold office for such period and to perform such duties as may be prescribed in said resolution. In its discretion the Board may leave unfilled, for any such period as it may fix by resolution, any corporate office, except those of President, Secretary and Treasurer.

(b) Divisional Officers. The Board, the Chairman or the President may from time to time appoint employees of the Company divisional officers who shall have such operating and divisional responsibilities as may be designated by the President. Such divisional officers shall not be corporate officers and shall serve at the discretion of, under the direction of, and subject to removal by, the President.

Section 4. Resignations. Any officer may resign at any time by giving written notice to the Board or to the Chairman or Secretary of the Corporation. Any such resignation shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5. Removal. Any of the officers designated in Section 1 of this Article may be removed by the Board, whenever in its judgment the best interests of the Corporation will be served thereby, by the vote of a majority of the total number of directors then in office. Any subordinate corporate officer appointed in accordance with Section 3 of this Article may be removed by the Board for like reason by a majority vote of the directors present at any meeting, a quorum being present, or by any superior officer upon whom such power of removal has been conferred by resolution of the Board. Any divisional officer appointed in accordance with Section 3 of this Article may be removed by the President at any time and at his sole discretion or by any superior officer upon whom the power of removal has been conferred by the President. The removal of any officer, subordinate officer or agent shall be without prejudice to the contract rights, if any, of the person so removed.

Section 6. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled for the unexpired portion of the term in the same manner in which an officer to fill said office may be chosen pursuant to Section 2 or 3 of this Article, as the case may be.

Section 7. The Chairman of the Board. The Board may elect a Chairman who shall be chosen from among the directors. The Chairman shall preside at all meetings of the stockholders and the Board at which he is present. The Chairman shall consult with and render advice to the President of the Corporation as may be appropriate in the Chairman’s discretion from time to time, and shall perform all other duties as are properly required of him by the Board of Directors from time to time.

Section 8. The President. The Board shall elect a President who shall be the Chief Executive Officer of the Corporation. The President shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board are carried into effect, subject, however, to the right of the Board to delegate any specific powers, except such as may be by law exclusively conferred upon the President, to any officer or officers of the Corporation. All papers, documents, deeds, and other instruments required to be executed by the Corporation shall be signed and executed for the Corporation by the President when directed by, and in the manner prescribed by, the Board. The President shall have the general powers and duties of supervision and management which are usually vested in the Chief Executive Officer of a Corporation. If the Board has not appointed a Chief Operating Officer of the Corporation, then the President also shall have the powers and perform the duties of the Chief Operating Officer.

Section 9. The Chief Operating Officer The President of the Corporation shall perform the duties of the Chief Operating Officer of the Corporation unless the Board shall at any time specify by resolution that another officer shall be the Chief Operating Officer. The Chief Operating Officer shall have general and active management and supervision of such operations and properties of the Corporation as the Chairman or President may designate and shall perform such other duties as the Board may designate or as may be assigned by the President.

Section 10. Vice Presidents. Vice Presidents shall have supervision over all such matters, other officers of the Company and other employees as may be designated or assigned to them by the President or Chairman, and shall perform such duties as the Board of Directors may designate or as may be assigned to them by the President or the Chief Operating Officer or by the Chairman in the event of absence or disability of the President and the Chief Operating Officer.

Section 11. Treasurer. The Treasurer shall:

(a) Subject to the supervision and direction of the Vice President - Finance, have the custody of all moneys, notes, bonds, securities and other evidences of indebtedness belonging to the Corporation, and shall keep full and accurate accounts of all moneys and securities received and of all moneys paid by him on account of the Corporation. He shall daily deposit all moneys, checks and drafts received to the credit and in the name of the Corporation, in such banks or other depositories as shall from time to time be authorized, approved or directed by the President, the Vice President - Finance, or the Board, and shall, on behalf of the Corporation, endorse for deposit or collection, checks, notes, drafts and other obligations, provided, however, that checks of the United States Government or of any state or municipal government, which may be received by any branch house of the Corporation, may be endorsed for deposit by the local manager of the house receiving the check, and provided further, however, that checks, warrants, drafts, notes and other negotiable instruments, which may be received by any branch house of the Corporation, may be endorsed by the local manager in the name of the Corporation for collection or deposit by or in the local bank authorized to carry the local accounts.

(b) Furnish to the Board, to the President and to such other officers as the Board may designate, at such times as may be required, an account of all his transactions as Treasurer.

(c) Perform such other duties pertaining to the business of the Corporation as shall be directed or required by the President, the Vice President - Finance, or the Board and, subject to the control of the Vice President - Finance, the Board and these Bylaws, perform all acts incident to the office of the Treasurer.

(d) Give such bond of the faithful discharge of his duties as the Board may require.

The books and papers of the Treasurer shall at all times be open to the inspection of the President and each member of the Board.

Section 12. Secretary. The Secretary shall:

(a) Attend all meetings of the stockholders and keep the minutes of such meetings in one or more books provided for that purpose.

(b) See that all notices are duly given in accordance with the provisions of these Bylaws, or as required by law.

(c) Be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation or a facsimile thereof is affixed to or impressed on all certificates for shares prior to the issue thereof, and all documents, the execution of which on behalf of the Corporation under its seal, is duly authorized.

(d) Sign with the President or a Vice President certificates for shares of the Corporation, the issue of which shall have been authorized by resolution of the Board.

(e) See that the reports, statements, certificates and all other documents and records required by law are properly made, kept and filed.

(f) In general, perform all other duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President or the Board.

Section 13. Controller. The Controller shall:

(a) Maintain adequate records of all assets, liabilities, and transactions of this Corporation; see that adequate audits thereof are currently and regularly made; and in conjunction with other officers and department heads initiate and enforce measures and procedures whereby the business of the Corporation shall be conducted with the maximum safety, efficiency, and economy. His duties and powers shall extend to all subsidiary corporations and to all affiliated corporations.

(b) Prepare and furnish such reports and financial statements covering results of operations of the Corporation as shall be required of him by the President or the Board. Prepare and furnish such reports and statements showing the financial condition of the Corporation as shall be required of him by the President or the Board, and have the primary responsibility for the preparation of financial reports to the stockholders.

(c) Perform such other duties pertaining to the business of the Corporation as shall be directed or required by the President or the Board and, subject to the control of the President, the Board and these Bylaws, perform all acts incident to the office of the Controller.

The books, records and papers of the Controller shall at all times be open to the inspection of the President and each member of the Board.

Section 14. Assistant Treasurers. If one or more Assistant Treasurers shall be elected or appointed pursuant to the provisions of Section 3 of this Article, then in the absence or disability of the Treasurer, the Assistant Treasurers shall perform all the duties of the Treasurer, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the Treasurer, except that they shall have no power to sign in the name of the Corporation contracts as described in Article, unless specifically authorized by the Board. Any such Assistant Treasurer shall perform such other duties as from time to time may be assigned to him by the Board or any superior officer.

Section 15. Assistant Secretaries. If one or more Assistant Secretaries shall be elected or appointed pursuant to the provisions of Section 3 of this Article, then in the absence or disability of the Secretary, the Assistant Secretaries shall perform the duties of the Secretary, and when so acting shall have all the powers of, and be subject to all the restrictions imposed upon, the Secretary. Any such Assistant Secretary shall perform such other duties as from time to time may be assigned to him by the Board or any superior officer.

ARTICLE V

CAPITAL STOCK

Section 1. Certificates of Stock; Uncertificated Shares. Shares of the capital stock of the Corporation may be represented by certificates or may be uncertificated. Certificates for shares of the capital stock of the Corporation will be in a form approved by the Board. The certificates must be signed by any two authorized officers of the Corporation.

The signatures of the aforesaid officers may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation or its employee. The validity of any stock certificate of the Corporation signed and executed by or in the name of duly qualified officers of the Corporation shall not be affected by the subsequent death, resignation, or the ceasing for any other reason of any such officer to hold such office, whether before or after the date borne by or the actual delivery of such certificate.

The name of each person owning shares represented by a certificate or uncertificated shares, with the number of such shares and the date of issue, shall be entered on the Corporation’s capital stock records.

The Corporation may treat the holder of record of any share or shares of stock as the holder in fact thereof, and shall not be bound to recognize any equitable or other claim to interest in any such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by law.

Section 2. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate for shares or uncertificated shares in place of a certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board may require the owner of the lost or destroyed certificate, or his legal representative, to give the Corporation a bond in form satisfactory to the Corporation sufficient to indemnify the Corporation, its transfer agents and registrars against any claim that may be made against them on account of the alleged lost or destroyed certificate or the issuance of such a new certificate or uncertificated shares.

Section 3. Transfer of Shares. Shares of the capital stock of the Corporation shall be transferable by the owner thereof in person or by duly authorized attorney. If the shares are certificated, such transfer shall be made upon surrender of the certificates therefor properly endorsed. If the shares are uncertificated, such transfer shall be made upon proper transfer instructions from the holder of the uncertificated shares. The Board, at its option, may appoint a transfer agent and registrar, or one or more transfer agents and one or more registrars, or either, for the stock of the Corporation.

Section 4. Regulations. The Board shall have power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of shares of the capital stock of the Corporation.

ARTICLE VI

EXECUTION OF INSTRUMENTS ON BEHALF OF THE CORPORATION

The President, the Chief Operating Officer or any Vice President, and any other officer or officers, agent or agents of the Corporation that the Board may from time to time designate, may enter into any contract or execute any instrument in the name of and on behalf of the Corporation; with respect to the President, the Chief Operating Officer and any Vice President, such authority shall be general and with respect to any other officer or agent, such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 1. Dividends. Dividends upon the outstanding shares of the Corporation may be paid from any source permitted by law. Dividends may be declared at any regular or special meeting of the Board and may be paid in cash or other property or in the form of a stock dividend.

Section 2. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board.

Section 3. Stock in other Corporations. Any shares of stock in any other corporation which may from time to time be held by the Corporation may be represented and voted at any meeting of stockholders of such corporation by the Chairman or the President of the Corporation or by any other person or persons thereunto authorized by the Board, or by any proxy designated by written instrument of appointment executed in the name of the Corporation either by the President, or a Vice President, and attested by the Treasurer, Secretary or an Assistant Secretary.

ARTICLE VIII

INDEMNIFICATION

Section 1. Actions, Suits or Proceedings other than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer or trustee of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity against costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding or any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer or trustee of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

Section 3. Indemnification for Costs, Charges and Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that a director or officer of the Corporation has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith.

Section 4. Determination of Right to Indemnification. Any indemnification under Sections 1 and 2 of this Article (unless ordered by a court) shall be paid by the corporation unless a determination is made (1) by the Board of Directors by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders, that indemnification of the director or officer is not proper in the circumstances because he has not met the applicable standard of conduct set forth in Sections 1 and 2 of this Article.

Section 5. Advance of Costs, Charges and Expenses. Costs, charges and expenses (including attorneys’ fees) incurred by a person referred to in Sections 1 and 2 of this Article in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that the payment of such costs, charges and expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation as authorized in this Article. The Board of Directors may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation’s counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

Section 6. Procedure for Indemnification. Any indemnification under Sections 1, 2 and 3, or advance of costs, charges and expenses under Section 5 of this Article, shall be made promptly, and in any event within 60 days, upon the written request of the director or officer. The right to indemnification or advances as granted by this Article shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. (Such 60-day period shall apply only to rights granted by this Article, and not to any rights to which any person may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise.) Such persons’ costs and expenses incurred in connection with successfully establishing right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 5 of this Article where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Sections 1 or 2 of this Article, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 or 2 of this Article, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 7. Other Rights; Continuation of Right to Indemnification. The indemnification and right to advances provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification or advances may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise (any and all of which may be enforced separately from, or in conjunction with, the enforcement of rights granted by this Article), both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under this Article shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the Delaware General Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder.

Section 8. Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

Section 9. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, any portion of this Article so invalidated shall be severable and such invalidity shall not by itself render any other portion of this Article invalid, and the Corporation shall nevertheless indemnify each director or officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE IX

FORUM FOR ADJUDICATION OF DISPUTES

Section 1. Selection of Delaware Court Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Delaware Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware or, if neither of such courts has jurisdiction, then any state court located in the State of Delaware) shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Corporation, (ii) action asserting a claim for breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, including any action asserting a claim of aiding or abetting any such breach, (iii) action asserting a claim against the Corporation or any director, officer or employee of the Corporation arising pursuant to any provision of the Delaware General

Corporation Law, the Certificate of Incorporation or these Bylaws (in each case, as amended from time to time) or (iv) action asserting a claim governed by the internal affairs doctrine, in each case, subject to such court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of this Section 1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 1 (an “Enforcement Action”) and to having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2. Selection of Federal Court Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 2.

ARTICLE X

AMENDMENTS

Except as otherwise required by law or the Certificate of Incorporation, these Bylaws may be amended or repealed, and new Bylaws may be adopted, either by the affirmative vote of two-thirds of the shares of stock outstanding and entitled to vote thereon, voting together as a single class, or by the affirmative vote of a majority of the Board then in office.

Adopted:	_______________, 2022